UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NexCen Brands, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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October 22, 2009

Dear NexCen Stockholders:

On behalf of the Board of Directors and management of NexCen Brands, Inc., I cordially invite you to attend the 2009 Annual Meeting of Stockholders to be held on December 1, 2009 at 10:30 a.m. Eastern Standard Time at our franchise operations facility, NexCen Franchise Management, 1346 Oakbrook Drive, Suite 170, Norcross, Georgia 30093.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and proxy statement. We are sending our stockholders a notice regarding the availability of this proxy statement, our Annual Report on Form 10-K for 2008 and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the proxy materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

This is our first Annual Meeting of Stockholders since September 5, 2007. We did not hold an Annual Meeting of Stockholders in 2008. In 2008, NexCen Brands faced challenges, both specific to our Company and with respect to the general economic environment.  Starting in May 2008, we dedicated a significant amount of time and resources toward addressing those challenges. We reduced operating expenses; restructured the Company’s credit facility to provide a more appropriate working capital structure; divested our non-core businesses; reduced debt; improved corporate infrastructure and internal controls; and executed on initiatives to grow our franchised brands.  We believe that the Company’s core business remains intact and the Company is better positioned for future stability and growth.  However, the Company continues to face a number of challenges as detailed in our Annual Report on Form 10-K.  As can be imagined, the events of 2008 had a significant impact on our 2008 financial results.

To date in 2009, we have continued to build on our efforts from the past year.  We entered into additional favorable modifications to our credit facility; further reduced debt and operating expenses; filed our amended Annual Report on Form 10-K/A for 2007 (which included no material changes to the Company’s 2007 financial results); filed our Annual Report on Form 10-K for 2008; and continued to make progress towards our goal of becoming compliant with our financial reporting obligations before year end.

In addition, we are making significant investments in our franchise businesses while continuing to execute on our four-pronged business strategy for 2009 to: 1) strengthen each of our brands, 2) enhance the profitability of our franchisees, 3) complete the integration of the franchised brands into our operating infrastructure, and 4) find ways to further leverage NexCen University, our centralized training, research, development and operations center.  Over the last year and a half, we have introduced our franchised brands to 13 new countries and introduced 10 of our existing international markets with new brands utilizing our master development platform.  Further, we reached expansion milestones with Marble Slab Creamery® opening its 50th store in Canada and TAF™ opening its 50th location in Mexico.  We look forward to continuing to extend our franchised brands into new markets.

Whether or not you plan to attend, we urge you to participate in NexCen Brands’ 2009 Annual Meeting of Stockholders by promptly voting via the Internet, telephone or completing a proxy card.  Regardless of the size of your investment, your vote is important, so please act at your earliest convenience.

We appreciate your participation, support and interest in NexCen Brands. While we believe we have made progress on our various initiatives in a relatively in short period of time, we recognize that there is still work to be done and opportunities to realize.  I am confident that our core values – innovation, knowledge, commitment and integrity – will continue to serve as the foundation for our business. To that end, our mission to be a leader in the global management of franchised consumer brands remains unchanged.

Sincerely,

Kenneth J. Hall
Chief Executive Officer

NEXCEN BRANDS, INC.
1330 Avenue of the Americas, 34th Floor
New York, New York 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 1, 2009

DATE:	December 1, 2009
TIME:	10:30 a.m. EST
PLACE:	NexCen Franchise Management 1346 Oakbrook Drive, Suite 170 Norcross, GA 30093

Dear NexCen Stockholder:

At the Annual Meeting, stockholders will act upon the following matters:

1.	Election of five directors to hold office until the 2010 Annual Meeting of Stockholders or until their successors are elected and qualified; and
2.	Ratification of the appointment of KPMG LLP as NexCen’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Information about the matters to be acted upon at the Annual Meeting is contained in the attached proxy statement. Stockholders will also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other matters to be presented.

Stockholders of record as of the close of business on October 6, 2009 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

This Notice of Annual Meeting of Stockholders and proxy statement is accompanied by our Annual Report on Form 10-K for 2008.

Your vote is important. You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend, please take a moment to vote by Internet, telephone or completing a proxy card as detailed in the “How Do I Vote?” section of this document. Your prompt cooperation will save the Company additional solicitation costs.

BY ORDER OF THE BOARD OF DIRECTORS

Sue J. Nam
General Counsel, Secretary

New York, New York
October 22, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on December 1, 2009. Our Annual Report on Form 10-K for 2008, the 2009 Proxy Statement and other proxy materials are available at www.proxyvote.com.

TABLE OF CONTENTS

General Information
Voting Instructions and Information	1
Item 1: Election of Directors	4
Item 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm	5
Audit Committee Report	6
Corporate Governance	7
Policies and Procedures for the Review and Approval of Related Party Transactions	8
Director Nominee Criteria and Process	9
Committees of the Board of Directors	9
Director Compensation	11
Executive Officers	13
Executive Officer Compensation	14
Compensation Discussion and Analysis	14
Process for Determining Executive Compensation	15
Compensation Committee Report	17
Summary Compensation Table	17
Grants of Plan-Based Awards	19
Outstanding Equity Awards at Fiscal Year-End	20
Option Exercises and Stock Vested in 2008	21
Employment Agreements	22
Actual Payments to Named Executive Officers upon Separation	30
Potential Post-Employment Payments to Named Executive Officers Who Are Current Officers	30
Security Ownership of Certain Beneficial Owners and Management	32
Section 16(a) Beneficial Ownership Reporting Compliance	33
Submission of Shareholder Proposals	34
Householding of Proxy Materials	34
Notice of Electronic Availability of Proxy Materials	34
Annual Report on Form 10-K	34
Incorporation by Reference	35
Other Matters	35

NEXCEN BRANDS, INC.
1330 Avenue of the Americas, 34th Floor
New York, New York 10019

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

GENERAL INFORMATION

The Board of Directors of NexCen Brands, Inc. (“NexCen”, “NexCen Brands” or the “Company”) is providing this proxy statement in connection with the Annual Meeting of Stockholders to be held on December 1, 2009 (the “Annual Meeting”) at 10:30 a.m. Eastern Standard Time at NexCen Franchise Management, 1346 Oakbrook Drive, Suite 170, Norcross, GA 30093 and any adjournment or postponement thereof.  On or about October 22, 2009, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement, our Annual Report on Form 10-K for 2008 and other proxy materials via the Internet.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting.  Please read it carefully.

PROPOSALS TO BE CONSIDERED

At the Annual Meeting, we will ask our stockholders to consider and vote upon the following matters:

1.	Election of five directors to hold office until the 2010 Annual Meeting of Stockholders or until their successors are elected and qualified; and
2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Our Board of Directors is not aware of any other matters to be presented at the Annual Meeting.  If any other matters should properly come before the Annual Meeting, then stockholders present at the Annual Meeting may vote on such items.  If you are represented by proxy, your proxy will vote your shares using his or her discretion.

VOTING INSTRUCTIONS AND INFORMATION

Who is Soliciting My Proxy?

You have received these proxy materials because NexCen’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting.  This proxy statement is intended to assist you in deciding how to vote your shares.

Who Pays the Costs of the Proxy Solicitation?

NexCen will pay the costs of requesting these proxies.  Our directors, officers and employees may request proxies in person, by telephone or by electronic transmission, but they will not receive additional compensation for their services.  The Company will not engage a proxy solicitor for the Annual Meeting.  We will reimburse brokers, banks, and other nominees for their reasonable out-of-pocket expenses in sending notices or proxy materials to beneficial owners of our common stock.

Who Can Vote?

You are entitled to vote or direct the voting of your NexCen common stock if you were a stockholder on October 6, 2009, the record date for the Annual Meeting. On that date, approximately 56,951,730 shares of common stock were outstanding and the holders thereof are entitled to notice of and to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.

Who Is the Holder of Record?

You may own shares of our common stock either (1) directly registered in your name at our transfer agent, Computershare; or (2) indirectly through a broker, bank or other nominee.

If your shares are registered directly in your name with our transfer agent, Computershare, you are the Holder of Record of these shares, and we are sending the Notice directly to you. If you hold shares indirectly through a broker, bank or other nominee, the Notice is being sent to you by or on behalf of that entity.

How Do I Vote?

Your vote is important.  We encourage you to vote promptly.  You may vote in one of the following ways:

Holders of Record

•
By Internet. You can vote on the Internet. The website address for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day. If you vote by Internet, you do not need to return a proxy card. Your vote by Internet must be received by 11:59 p.m. EST, November 30, 2009.

•
By Telephone. You can vote your shares by telephone by calling 1-800-690-6903. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return a proxy card. Your vote by telephone must be received by 11:59 p.m. EST, November 30, 2009.

•
By Mail. If you would like to vote by mail, follow the instructions on the Notice to request a paper copy of the proxy materials.  Then complete the proxy card, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by 10:00 a.m. EST, December 1, 2009, the date of the Annual Meeting.

•
By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person. You will need to have proof of ownership of NexCen common stock on the record date and valid photo identification with you for admission to the Annual Meeting.  For directions to the meeting location, please call 770-514-4500.

Shares Held by Brokers, Banks and Nominees

•	If your shares of common stock are held through a broker, bank or other nominee, you will receive instructions from that entity in connection with the voting of your shares.

•
If you plan to attend the Annual Meeting and vote in person, you will need to contact your broker, bank or other nominee to obtain a “legal proxy” to permit you to vote by written ballot at the Annual Meeting.

What is a Quorum of Stockholders?

A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if a majority of the shares entitled to vote are present at the meeting, either in person or by proxy. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the Annual Meeting for the purpose of determining the presence of a quorum.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign and return the proxy card but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: “for” all of the five nominees for Director listed in this proxy statement; “for” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009.

How Many Votes Are Required?

Each share of our common stock issued and outstanding on October 6, 2009 will be entitled to one vote.

•	For the election of directors in Item 1, the five candidates who receive the highest number of votes cast “For” at the Annual Meeting shall be elected, provided a quorum is present.

•
The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting, and entitled to vote on the subject matter, shall be required to approve Item 2, provided a quorum is present.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore included for purposes of determining whether a quorum of shares is present at the Annual Meeting.  A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner.  Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters.  Items 1 and 2 are routine matters.  For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes.

•	For Item 1, abstentions and broker non-votes will not affect the outcome of this proposal.

•
For Item 2, because this proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter, abstentions will have the same effect as votes against the proposal because the shares will count toward the quorum but not toward the vote needed to adopt this proposal.  Broker non-votes will have no effect on this proposal.

How Can I Revoke My Proxy or Change My Vote?
You can revoke your proxy or change your vote by:

Holders of Record

•	Sending written notice of revocation to the Secretary of NexCen;

•	Submitting another timely and later dated proxy by mail or, prior to 11:59 p.m. EST, on November 30, 2009 by telephone or Internet; or

•	Attending the Annual Meeting and voting in person by written ballet.

Stock Held by Brokers, Banks and Nominees

•
You must contact your broker, bank or other nominee to obtain instructions on how to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your broker, bank or other nominee to attend the Annual Meeting and vote in person by written ballot.

Who Will Count the Votes?

Broadridge Financial Solutions, Inc. will tabulate and certify the votes.

ITEM 1 – ELECTION OF DIRECTORS

The following individuals are the nominees for election to the Board of Directors:

Name	Age	Position
David S. Oros	49	Chairman of the Board

James T. Brady	68	Director, Audit Committee (Chairman), Compensation Committee, Nominating/Corporate Governance Committee (Chairman)

Paul Caine	44	Director, Audit Committee, Nominating/Corporate Governance Committee

Edward J. Mathias	67	Director, Audit Committee, Compensation Committee (Chairman)

George P. Stamas	58	Director

Each of the nominees currently is a member of the Board of Directors, and each has been recommended for re-election to the Board of Directors by the Nominating/Corporate Governance Committee and nominated for re-election by the Board of Directors.  Each also consented to serve as a Director if re-elected. The principal occupation and other information regarding each Director are set forth below.

Each Director will be elected to hold office for a one-year term until the 2010 Annual Meeting of Stockholders, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the Board of Directors also may decide to leave a board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the board.

RECOMMENDATION

The Board of Directors recommends that stockholders vote “FOR” all of the nominees.

Nominees for Director

David S. Oros founded the Company in 1996, and currently serves as our Chairman of the Board of Directors. From 1996 until June 2006, Mr. Oros served as our Chief Executive Officer. From 1994 until 1996, Mr. Oros was President of NexGen Technologies, L.L.C., a wireless software development company that contributed all of its assets to the Company. From 1992 until 1994, he was President of the Wireless Data Group at Westinghouse Electric. Prior to that, from 1982 until 1992, Mr. Oros was at Westinghouse Electric directing internal research and managing large programs in advanced airborne radar design and development. Mr. Oros received a B.S. in mathematics and physics from the University of Maryland. Mr. Oros is currently a managing partner for Global Domain Partners, LLC. Other directorships include:  Evolving Systems, Inc.

James T. Brady was elected director of the Company on June 28, 2002. Mr. Brady has served as the Managing Director - Mid-Atlantic, for Ballantrae International, Ltd., a management consulting firm, since 2000 and was an independent business consultant from May 1998 until 2000. From May 1995 to May 1998, Mr. Brady was the Secretary of the Maryland Department of Business and Economic Development. Prior to May 1995, Mr. Brady was a managing partner with Arthur Andersen LLP in Baltimore, Maryland. Mr. Brady received a B.A. from Iona College. Other directorships include:  McCormick & Company, Inc., Constellation Energy Group, Inc. and T. Rowe Price Group.

Paul Caine was elected director of the Company on September 5, 2007. Since October 2008, Mr. Caine has served as President and Group Publisher of Time Inc.’s Style and Entertainment Group overseeing the PEOPLE Group (PEOPLE, People.com, Stylewatch, People en Español, People Country), as well as Entertainment Weekly, EW.com., In Style and Essence.   His career at Time Inc. began in 1989 as an advertising sales representative for PEOPLE. During his tenure at Time Inc., Mr. Caine has been the Associate Publisher of PEOPLE, Publisher of Teen People, Entertainment Weekly and PEOPLE, the Group Publisher of the PEOPLE Group and the President of the Entertainment Group. Prior to joining Time Inc., Mr. Caine worked for USA Today and J. Walter Thompson.  Mr. Caine received a B.S. in Business Communication from Indiana University.

Edward J. Mathias was elected director of the Company on June 28, 2002. Mr. Mathias has been a managing director of The Carlyle Group, a Washington, D.C. based global private equity firm, since 1994. Mr. Mathias served as a managing director of T. Rowe Price Associates, Inc., an investment management firm, from 1971 to 1993. He received a B.A. from the University of Pennsylvania and an M.B.A. from Harvard University. Other directorships include:  Allied Capital, Brown Advisory Holdings, Inc. and a special purpose acquisition corporation, Triple Crown Acquisition Corp.

George P. Stamas was elected a director of the Company on October 20, 1999. Since January 2002, Mr. Stamas has been a senior partner with the law firm of Kirkland & Ellis LLP. Also, since November 2001, Mr. Stamas has been a venture partner with New Enterprise Associates. From December 1999 until December 2001, Mr. Stamas served as the Vice Chairman of the board of directors and Managing Director of Deutsche Banc Alex Brown (now Deutsche Bank Securities). Mr. Stamas is counsel to, and a limited partner of, the Baltimore Orioles baseball team and also of Lincoln Holdings, which holds interests in the Washington Wizards and Washington Capitals. He received a B.S. in economics from the Wharton School of the University of Pennsylvania and a J.D. from the University of Maryland Law School. Other directorships include: FTI Consulting, Inc.

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent registered public accounting firm for 2009, and the Board of Directors is asking stockholders to ratify that selection. We are not required to have the stockholders ratify the selection of KPMG LLP as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider the retention of KPMG LLP, but ultimately may retain such independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of NexCen and its stockholders. A representative of KPMG LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

RECOMMENDATION

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2009.

Audit Fees

The aggregate fees billed for professional services rendered for NexCen by KPMG LLP for the years ended December 31, 2008 and 2007 were:
	2008	2007
Audit Fees	$1,267,900	$668,211
Audit-Related Fees	232,100	287,699
Tax Fees	-	37,608
Total Fees	$1,500,000	$993,528

“Audit Fees” include time billed to NexCen for professional services rendered for the annual audit for NexCen’s consolidated financial statements, the quarterly reviews of the consolidated financial statements for fiscal years 2008 and 2007 and the audit with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007.

The aggregate amount billed for all tax fees for the years ended December 31, 2008 and 2007 (see chart above under heading “Tax Fees”) principally covered tax planning, tax consulting and tax compliance services provided to NexCen.

“Audit Related Fees” for 2008 include professional services performed by KPMG LLP related primarily to a Current Report on Form 8-K/A filing related to the Great American Cookies acquisition and procedures in connection with the Company’s special investigation in 2008. For 2007, these fees include professional services performed by KPMG LLP related primarily to Current Reports on Form 8-K/A filings related to Bill Blass, MaggieMoo’s, Marble Slab, Pretzel Time and Pretzelmaker acquisitions and audits of the financial statements of certain of our franchise brands as required by the Federal Trade Commission in preparing Uniform Franchise Offering Circulars.

NexCen does not use our independent auditor as our internal auditor nor do we have an internal auditor.

No other professional services were rendered or fees were billed by KPMG LLP for the most recent fiscal year or for the year ending December 31, 2008 and 2007.

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by KPMG LLP are submitted to the Audit Committee. Requests for all non-audit related services require pre-approval from the entire Audit Committee. A schedule of approved services is then reviewed and approved by the entire Audit Committee at each Audit Committee meeting.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee assists the Board of Directors in its oversight of NexCen's accounting and financial reporting practices. The Audit Committee charter is located on our website at www.nexcenbrands.com.

Management of NexCen is responsible for the preparation, presentation and integrity of NexCen's financial statements and for maintaining appropriate accounting and financial reporting policies and practices, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for auditing NexCen's consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditor has free access to the Audit Committee to discuss any matters it deems appropriate.

In performing its oversight function, the Audit Committee reviewed and discussed with NexCen’s management and independent auditor the audited consolidated financial statements of the Company as of and for the year ended December 31, 2008 and management’s report on internal control over financial reporting. The Audit Committee also discussed with NexCen’s independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard AU Section 380, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X promulgated by the SEC, as modified or supplemented.

The Audit Committee received from the independent auditor formal written statements pursuant to PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence.” The Audit Committee also discussed with the independent auditor the auditor’s independence from management and NexCen.

The Audit Committee has discussed with and received regular status reports from the independent auditor on the overall scope and plans for their audit. The Audit Committee also met periodically with the independent auditor, with and without management present, to discuss the results of their audit findings. The Audit Committee also reviewed management’s assessment of the Company’s internal control over financial reporting, the Company’s critical accounting policies and practices and alternative treatments of financial information during the Committee’s discussions with the independent auditor.

In determining whether to reappoint KPMG LLP as NexCen’s independent auditor, the Audit Committee took into consideration a number of factors, including the quality of the Audit Committee’s ongoing discussions with KPMG LLP, an assessment of the professional qualifications and past performance of KPMG LLP, and the importance of KPMG LLP’s experience with and knowledge of the Company. In light of all of these considerations, the Audit Committee believes it is in the interest of NexCen and its stockholders for KPMG LLP to continue as its independent auditor.

Based upon the reports and discussions described in this report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s report on internal control over financial reporting be included in NexCen's Annual Report on Form 10-K for 2008 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
James T. Brady (Chairman)
Paul Caine
Edward J. Mathias

CORPORATE GOVERNANCE

The Board of Directors reviews the Company’s policies and business strategies and advises and counsels the Chief Executive Officer and other executive officers who manage NexCen’s business. The Board of Directors consists of five members, none of whom are currently employed by the Company. Three of the directors (Messrs. Brady, Caine and Mathias) have been determined by the Board to be “independent” as that term is defined in the NASDAQ listing standards and in NexCen’s Corporate Governance Guidelines.

The Company’s Corporate Governance Guidelines, our general code of ethics, our code of ethical conduct for senior financial officers, and the Policy and Procedures with respect to Related Persons Transactions, as well as the charters for our Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee, are available on our website at www.nexcenbrands.com. This information is also available in print upon written request to Corporate Secretary, NexCen Brands, Inc., 1330 Avenue of the Americas, 34th Floor, New York, New York 10019.

Director Independence

Our Board of Directors has adopted the following standard for independence:

“Independent director” means a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In connection with, and to assist in making, this determination, the Board has adopted the definition of independence contained in the NASDAQ listing standards as our categorical standard of independence. However, even if a director meets this categorical standard of independence to conclude that a director is independent, the Board must also determine that no other relationship exists that, in the Board’s judgment, “would interfere with the exercise of independent judgment by that director in carrying out the responsibilities of a director.”

Each of our directors, other than Messrs. Oros and Stamas, qualifies as “independent” in accordance with the Company’s independence standard. In making their affirmative determination of independence, the directors reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they relate to NexCen and NexCen’s management. Mr. Oros was employed during a portion of 2009 by the Company, and, as such, he does not qualify as an independent director. The Board of Directors also determined that Mr. Stamas should not be considered an independent director in view of the business relationship between the Company and Kirkland & Ellis LLP. Mr. Stamas’ business relationship with the Company is described below under the caption “Certain Related Party Transactions for 2008 and 2009.” All members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are independent directors.

In 2008, each of our directors, other than Messrs. Oros, Stamas and D’Loren (who resigned on August 15, 2008), qualified as “independent” in accordance with the Company’s independence standard. Messrs. Oros and D’Loren were employed during a portion of 2008 by the Company, and, as such, neither qualified as an independent director. Similar to 2009, the Board of Directors also determined that Mr. Stamas should not be considered an independent director in view of the business relationship between the Company and Kirkland & Ellis LLP as mentioned above.

In determining that each individual who is currently serving or served as a member of the Board of Directors during 2008, other than Messrs. Oros, D’Loren, and Stamas, is or was independent, the Board of Directors considered the following relationships, which it determined did not impair such director’s independence:

•
In May 2008, the Company engaged FTI Consulting, Inc. (“FTI”) to assist the Company in its restructuring efforts and public relations. Since 1992, Mr. Dunn, a member of the Company’s Board of Directors in 2008, has served as a director of FTI and/or as its President and Chief Executive Officer.  This engagement is described below under the caption “Certain Related Party Transactions for 2008 and 2009.” Mr. Dunn resigned as a director on September 25, 2008.

•
In July 2007, the Company entered into a commercial agreement with Mr. Traub, a member of the Company’s Board of Directors in 2008, and a business that he owns and operates, Marvin Traub Associates. This agreement is described below under the caption “Certain Related Party Transactions for 2008 and 2009.” The Board of Directors determined that Mr. Traub should be considered an independent director on September 25, 2008 in connection with the resignation of Mr. Dunn from the Board of Directors. Mr. Traub resigned as a director on December 4, 2008.

Other than as discussed above, the Board of Directors did not consider and was not aware of any other transactions, relationships or arrangements that would affect the determination of our director’s independence under the Company’s standards.

Policies and Procedures for the Review and Approval of Related Party Transactions

The Company adopted the Policy and Procedures with respect to Related Persons Transactions for the review, approval or ratification of all related party transactions. The policy is administered by the Nominating/Corporate Governance Committee.

Pursuant to the Policy and Procedures, any proposed related person transaction must be submitted for consideration at the first regular or special meeting of the Nominating/Corporate Governance Committee that immediately precedes or follows the Company entering into a related party transaction. In determining whether or not to approve or ratify such transactions, the Committee considers all the relevant facts and circumstances related to the transaction including, but not limited to (1) the benefit to the Company; (2) if the transaction involves a director, a member of the director’s immediate family or an entity affiliated with a director, the impact on the director’s independence; (3) the related person’s relationship to the Company and interest in the transaction; (4) the availability of other sources for comparable products or services; (5) the terms of the transaction (including dollar value of the transaction); (6) the terms available to unrelated third parties; and (7) any other information regarding the transaction or the related person in the context of the transaction that is material to investors in light of the circumstances of the particular transaction. The Nominating/Corporate Governance Committee approves or ratifies only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders.

In the event that the Nominating/Corporate Governance Committee determines not to ratify a related party transaction, it may evaluate all options, including but not limited to, termination of the transaction on a prospective basis, rescission of such transaction, or modification of the transaction in a manner that would permit it to be ratified by the Committee.

The Company’s Policy and Procedures with respect to Related Persons Transactions can be found on our website.

Certain Related Party Transactions for 2008 and 2009

The Company receives legal services from Kirkland & Ellis LLP, which is considered a related party because a partner at that firm, George P. Stamas, is a member of the Company’s Board of Directors. For the years ended December 31, 2008, 2007 and 2006, expenses related to Kirkland & Ellis LLP were approximately $2.0 million, $1.3 million, and $1.7 million, respectively. For the years ended December 31, 2008, 2007, 2006, the Company had outstanding payables due to Kirkland & Ellis LLP of approximately $989,000, $121,000, and $492,000, respectively.

In May 2008, the Company engaged FTI Consulting, Inc. (“FTI”) to assist the Company in its restructuring efforts and public relations. Since 1992, Mr. Dunn, a former member of the Company’s Board of Directors, has served as a director of FTI and/or as its President and Chief Executive Officer. For the year ended December 31, 2008, expenses related to FTI were approximately $619,333.  For the year ended December 31, 2008, the Company had outstanding payables due to FTI of approximately $89,073.  As detailed above, Mr. Dunn resigned as a director on September 25, 2008.

In July 2007, the Company entered into an agreement with Marvin Traub Associates, Inc. an entity owned by Mr. Traub, a former member of the Company’s Board of Directors, to help the Company identify, approach, and negotiate a deal with a premier U.S. based big box retail chain so that such retailer might joint venture with, or purchase a license from the Company to open MaggieMoo’s ice cream locations within their stores. Marvin Traub Associates, Inc. received a one-time retainer fee of $25,000 upon the agreement’s execution in 2007.  If the Company were successful in consuming a relationship with a third party, Marvin Traub Associates, Inc. would have received an additional $100,000 success fee. No success fee ultimately was paid.  As detailed above, Mr. Traub resigned as a director on December 4, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee is or has ever been an officer or employee of NexCen or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or a compensation committee of any entity that had one or more executive officers serving on our Board of Directors or our Compensation Committee.

COMMUNICATION WITH DIRECTORS

Interested parties, including stockholders, may communicate with the Board of Directors as a whole or with specified individual Directors by using the following address:

NexCen Brands, Inc.
Board of Directors
c/o Corporate Secretary
1330 Avenue of the Americas, 34th Floor
New York, New York 10019

DIRECTOR NOMINEE CRITERIA AND PROCESS

The Nominating/Corporate Governance Committee unanimously recommended the nominees for election to the Board of Directors for the Annual Meeting. The Nominating/Corporate Governance Committee may consider suggestions from many sources, including stockholders and third-party search firms, regarding possible candidates for director. In accordance with NexCen’s Corporate Governance Guidelines, the Nominating/Corporate Governance Committee will consider, among other things, the candidate’s experience, expertise in matters affecting NexCen and its business, ability and willingness to contribute special competencies to board activities, personal integrity, and leadership experience. The Nominating/Corporate Governance Committee evaluates candidates on the basis of their qualifications, experience, skills, and ability to enhance stockholder value and without regard to gender, race, color, national origin, or other protected status. Once possible candidates are identified, the Nominating/Corporate Governance Committee will discuss its recommendations with the Board of Directors. If the candidate is approved by the Board of Directors, the recommended candidate will be nominated for election by NexCen’s stockholders (or appointed to fill a vacancy on the board, if applicable). When a vacancy occurs on the Board of Directors, the Nominating/Corporate Governance Committee may recommend to the Board of Directors a nominee to fill the vacancy. As provided in NexCen’s bylaws, the Board of Directors may appoint a new director when a vacancy occurs between Annual Meetings of Stockholders. Alternatively, the Board of Directors also may decide to leave a board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board of Directors.

The Nominating/Corporate Governance Committee will consider nominations submitted by shareholders in accordance with the procedures set forth in our bylaws, as discussed below in “Submission of Shareholder Proposals.”  Such nominations will be evaluated in accordance with the same criteria as candidates initially proposed by the Nominating/Corporate Governance Committee. Nominations should be sent to the attention of Corporate Secretary, NexCen Brands, Inc., 1330 Avenue of the Americas, 34th Floor, New York, New York 10019.

DIRECTOR ATTENDANCE

During 2008, the Board of Directors held 20 meetings. Each of the incumbent members of the Board of Directors attended at least 75% of the combined total meetings of the Board of Directors and the respective committees on which such member served in 2008. The average attendance of all Directors was 90%. Directors are expected to attend the Annual Meeting of Stockholders. The Company did not hold an Annual Meeting of Stockholders in 2008, but all Directors in office as of the date of the 2007 Annual Meeting of Stockholders attended the 2007 meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Our bylaws authorize our Board of Directors to appoint one or more committees, each consisting of one or more directors. The Board of Directors currently has three standing committees: an Audit Committee, a Nominating/Corporate Governance Committee and a Compensation Committee, each of which has adopted written charters that are all currently available on our website. On December 5, 2008, in connection with the approval of the reduction in size of the Board of Directors to five members, the Board of Directors reduced the size of both the Nominating/Corporate Governance Committee and the Compensation Committee to two directors.

Audit Committee

Members: Directors Brady (Chairman), Caine and Mathias

Number of Meetings in 2008: 13

The Audit Committee’s responsibilities include:

•	appointing, replacing, overseeing and compensating the work of a firm to serve as the registered independent public accounting firm to audit the Company's financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm the Company's interim and year-end operating results;

•	considering the adequacy of the Company's internal accounting controls and audit procedures;

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by the independent registered public accounting firm; and

•	providing an avenue of communication among the independent auditor, management, employees and the Board of Directors.

The Board of Directors has determined that the members of the Audit Committee satisfy the “independence” and “financial literacy” requirements for audit committee members as set forth by the SEC and as adopted in the NASDAQ listing standards.

The Board of Directors also determined that Mr. Brady is an audit committee financial expert, as defined by Item 407 of Regulation S-K and as required by Nasdaq Rule 5605(c)(2)(A), and is independent of management, as defined by Rule 10A-3(b)(1) of the Exchange Act and Nasdaq Rule 5605(a)(2) and as required by Nasdaq Rule 5605(c)(2)(A). We believe that Mr. Brady is qualified to be an “audit committee financial expert” because he has the following attributes: (i) an understanding of GAAP and financial statements, (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, and experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of audit committee functions. Mr. Brady acquired these attributes by having held various positions that provided the relevant experience, including 33 years with Arthur Andersen (including 20 years as an audit partner) and membership on the audit committees of several public companies since 1998. Mr. Brady also currently serves on the audit committees of three other public companies, but the Board of Directors has determined that such service does not affect his independence, responsibilities or duties as a member of the Audit Committee.

Nominating/Corporate Governance Committee

Members: Directors Brady (Chairman) and Caine

Number of Meetings in 2008: 2

The Nominating/Corporate Governance Committee's responsibilities include:

•	identifying, evaluating and recommending nominees to serve on the Board of Directors and committees of the Board of Directors;

•	conducting searches for appropriate directors and evaluating the performance of the Board of Directors and of individual directors;

•	screening and recommending to the Board of Directors individuals qualified to become the chief executive officer of the Company or to become senior executive officers of the Company;

•	assessing the policies, procedures and performance of the Board of Directors and its committees;

•	developing, evaluating and recommending to the Board of Directors any changes or updates to the Company’s policies on business ethics, conflicts of interest and related party transactions;

•	making recommendations regarding director compensation to the Board of Directors; and

•	overseeing the Company’s corporate governance procedures and practices.

Compensation Committee

Members: Directors Mathias (Chairman) and Brady

Number of Meetings in 2008: 10

The Compensation Committee's responsibilities include:

•	reviewing and approving corporate goals and objectives that are relevant to the compensation of the chief executive officer and other executive officers;

•	evaluating the chief executive officer's performance and setting compensation in light of corporate objectives;

•	reviewing and approving the compensation of the Company's other executive officers;

•	administering the Company’s stock option and stock incentive plans; and

•
reviewing and making recommendations to the Board of Directors with respect to the Company’s overall compensation objectives, policies and practices, including with respect to incentive compensation and equity plans.

Ad Hoc Committees of the Board of Directors

Restructuring Committee

On May 18, 2008, we established an ad hoc Restructuring Committee of our Board of Directors, consisting of Messrs. Oros, Brady and Stamas. The Restructuring Committee did not have a formal charter, but was charged with overseeing, on behalf of the Board of Directors, the Company’s efforts to improve our financial condition and evaluate our restructuring alternatives. On May 12, 2009, the Restructuring Committee was disbanded after the Board’s determination that this ad hoc committee was no longer needed in light of the progress made to date by the Company in its restructuring efforts and the reduced number of members on the Board of Directors.

DIRECTOR COMPENSATION

In 2008, non-employee Directors each received a retainer of $20,000 (paid quarterly), a fee of $1,500 for each board meeting they attended, and reimbursement for reasonable travel expenses relating to attendance at board meetings. Audit Committee members received $2,500 for each Audit Committee meeting they attended, and the chairperson of the Audit Committee received an additional $12,500 annual retainer (paid quarterly). Each of the chairpersons of the Compensation Committee and the Nominating/Corporate Governance Committee receives an additional retainer of $2,500. On December 5, 2008, the Board of Directors approved providing a fee of $1,000 commencing in 2009 to the respective members of the Compensation Committee and the Nominating/Corporate Governance Committee for attending each committee meeting that is held separately from a Board of Directors meeting.

No stock or option awards were granted to directors in 2008. In addition, as of December 31, 2008, all of the non-qualified options granted to the directors in 2007 were cancelled either (1) voluntarily by the director through the Company’s Stock Option Cancellation Program instituted on November 12, 2008 or (2) in accordance with the option grant agreements which provided that the grantee would forfeit any unvested options upon resignation. See “Compensation Discussion and Analysis” for additional details regarding the Stock Option Cancellation Program.

The following table sets forth compensation information for 2008 for each current and former member of our Board of Directors with the exception of Mr. D’Loren. Directors who were employees, such as Messrs. D’Loren and Oros, do not receive additional compensation for serving on the Board of Directors. See “Summary Compensation” table and “Grants of Plan-Based Awards” table for disclosures related to Mr. D’Loren.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
David S. Oros	-		-	-	-	-	$152,188	(9)	$152,188

James T. Brady	$97,500	(1)	-	-	-	-	-		$97,500

Paul Caine	$75,500	(2)	-	-	-	-	-		$75,000

Jack B. Dunn, IV (former director)	$34,228	(3)	-	-	-	-	-		$34,228

Edward J. Mathias	$82,500	(4)	-	-	-	-	-		$82,500

Jack Rovner (former director)	$32,761	(5)	-	-	-	-	-		$32,761

George P. Stamas	$48,500	(6)	-	-	-	-	-		$48,500

Marvin Traub (former director)	$41,033	(7)	-	-	-	-	-		$41,033

(1)
Consists of $20,000 annual retainer, $30,000 in Board attendance fees, $12,500 retainer as chairman of the Audit Committee, $32,500 in Audit Committee meeting fees, and $2,500 retainer as chairman of the Nominating/Corporate Governance Committee. Mr. Brady currently is and was the chairman of the Audit Committee and the Nominating/Corporate Governance Committee throughout the fiscal year ended December 31, 2008.

(2)
Consists of $20,000 annual retainer, $25,500 in Board attendance fees, and $30,000 in Audit Committee meeting fees. Mr. Caine has been a member of the Audit Committee throughout the fiscal year ended December 31, 2008.

(3)
Consists of $14,728 annual retainer (which reflects payment of $5,000 each for the first and second quarter and $4,728 for the third quarter prorated to the date of resignation) and $19,500 in Board attendance fees. Mr. Dunn resigned as a director on September 25, 2008.

(4)
Consists of $20,000 annual retainer, $30,000 in Board attendance fees, $2,500 retainer as chairman of the Compensation Committee, and $30,000 in Audit Committee meeting fees. Mr. Mathias currently is and was the chairman of the Compensation Committee and a member of the Audit Committee throughout the fiscal year ended December 31, 2008.

(5)
Consists of $13,261 annual retainer (which reflects payment of $5,000 each for the first and second quarter and $3,261 for the third quarter prorated to the date of resignation) and $19,500 in Board attendance fees. Mr. Rovner resigned as a director on August 29, 2008.

(6)	Consists of $20,000 annual retainer and $28,500 in Board attendance fees.

(7)
Consists of $18,553 annual retainer (which reflects payment of $5,000 each for the first, second and third quarter and $3,533 for the fourth quarter prorated to the date of resignation) and $22,500 in Board attendance fees. Mr. Traub resigned as a director on December 4, 2008.

(8)
No stock or option awards were granted to directors in 2008. In addition, as of December 31, 2008, all of the non-qualified options granted to the directors in 2007 were cancelled either (1) voluntarily by the director through the Company’s Stock Option Cancellation Program] instituted on November 12, 2008 or (2) in accordance with the option grant agreements which provided that the grantee would forfeit any unvested options upon resignation.

(9)
In June 2006, Mr. Oros relinquished his position as Chief Executive Officer of the Company, remaining as Chairman. Under the terms of his amended employment agreement, for a period of three years ending in June 2009, Mr. Oros remained an employee to provide advice and guidance to the Company and to assist with the management and business transition processes. Mr. Oros received an annual salary of $200,000 and health care coverage as an employee during this period. Starting in May 2008, Mr. Oros agreed to defer payment of his salary to provide the Company with additional liquidity. The Company recommenced payment of Mr. Oros’ salary, including the amounts deferred, in October 2008. $54,541 of Mr. Oros’ deferred 2008 salary was paid in 2009, and thus is not included in the amounts above. The Company paid $10,724 for the employee’s portion of the premiums for Mr. Oros’ health care coverage in 2008.

EXECUTIVE OFFICERS

In 2008, we had extensive turnover in the composition of our executive officers. Robert W. D’Loren, who was our President and Chief Executive Officer, and also a director, resigned as director and officer on August 15, 2008. James Haran, who was our Executive Vice President, M&A and Operations, resigned on August 14, 2008. The Company terminated on March 21, 2008 the employment of David Meister, who was our Senior Vice President, Chief Financial Officer and Treasurer.

Due to the changes in our business strategy and in connection with expense reduction efforts, the Company terminated on May 30, 2008 the employment of Charles A. Zona, who was our Executive Vice President, Brand Management and Licensing, and terminated on May 23, 2008 the employment of Joseph DiMuro, who was our Executive Vice President, Chief Marketing Officer.

The following table shows the names and ages of all of NexCen’s executive officers who will continue to serve after the Annual Meeting.

Name	Age	Position
Kenneth J. Hall[1]	51	Chief Executive Officer
Mark E. Stanko[2]	47	Chief Financial Officer and Treasurer
Sue J. Nam[3]	40	General Counsel and Secretary
Chris Dull[4]	36	President, NexCen Franchise Management

[1]	Mr. Hall joined the Company on March 25, 2008 as our Executive Vice President, Chief Financial Officer and Treasurer. He became our Chief Executive Officer on August 15, 2008.
[2]
Mr. Stanko joined the Company on April 30, 2008 as the Chief Financial Officer and Treasurer of NexCen Franchise Management, Inc. (“NFM”), the wholly owned subsidiary of NexCen which manages all of the Company’s franchised brands. He became the Company’s Chief Financial Officer on November 12, 2008.

[3]	Ms. Nam joined the Company on September 24, 2007 as General Counsel. She became Secretary on December 6, 2007.
[4]
Mr. Dull joined the Company on February 28, 2007 as Executive Vice President of the QSR Franchising of NFM. On May 22, 2007, he was promoted to President of the QSR Division of NFM. He then was appointed President of NFM on August 31, 2007 and appointed an executive officer of the Company on February 13, 2009.

Set forth below is biographical information for our executive officers.

Kenneth J. Hall joined the Company on March 25, 2008 as Executive Vice President, Chief Financial Officer and Treasurer. He was appointed Chief Executive Officer of the Company on August 15, 2008. Mr. Hall has more than 25 years of cross-functional operating, strategic and financial leadership experience and has held executive leadership positions with NYSE and NASDAQ listed companies as well as private companies, including the National Football League, Global DirectMail, Icon CMT Corp. and Mercator Software, where he helped lead its financial turnaround following a financial restatement and SEC investigation.  Prior to joining the Company, Mr. Hall served as the Chief Financial Officer and Treasurer of Seevast Corp., a position he held from April 2005 to February 2008. From December 2003 to March 2005, Mr. Hall worked as an independent consultant advising companies on strategic and financial matters. Mr. Hall holds a B.S. in Finance from Lehigh University and a M.B.A. from Golden Gate University.

Mark E. Stanko joined the Company on April 30, 2008 as Chief Financial Officer of NFM.  He was appointed Chief Financial Officer and Treasurer of the Company on November 12, 2008. Prior to joining the Company, Mr. Stanko most recently served as Regional Controller for Levitt Corporation, a publicly traded homebuilding and land development company, from 2006 to 2008. From 2003 to 2006, Mr. Stanko held the position of Vice President of Finance of KB Home, a publicly traded homebuilding company. From 2001 to 2003, Mr. Stanko was Director of Corporate Audit, then the Director of Finance of Pulte Homes, Inc., a publicly traded homebuilding company. Mr. Stanko began his career at Ernst & Young LLP where he held positions of increasing responsibility over 16 years. Mr. Stanko holds a B.B.A. in Accounting from Cleveland State University. He is a Certified Public Accountant.

Sue J. Nam joined the Company on September 24, 2007 as General Counsel.  She was appointed Secretary of the Company on December 6, 2007. Prior to joining the Company, since 2001, Ms. Nam was Vice President, Corporate Counsel for Prudential Financial, where she served as Intellectual Property Counsel and Assistant Corporate Secretary. Previously, Ms. Nam was in private practice with Brobeck Phleger & Harrison LLP in its San Francisco office and Gibson, Dunn & Crutcher LLP in its New York office. Ms. Nam earned her B.A. in English and French Literature from Northwestern University and her J.D. from Yale Law School.

Chris Dull joined the Company on February 28, 2007 as Executive Vice President of the QSR Franchising of NFM. On May 22, 2007, he was promoted to President of the QSR Division of NFM. He then was appointed President of NFM on August 31, 2007 and appointed an executive officer of NexCen Brands on February 13, 2009. Prior to joining the Company, Mr. Dull most recently served as the Executive Vice President for Marble Slab Creamery, Inc. from 2004 to 2007 and served as Vice President of Franchise Development for Marble Slab Creamery, Inc. from 1999 to 2004. Mr. Dull began his career in franchise management with Marble Slab Creamery, where he held positions of increasing responsibility over 13 years.  Mr. Dull received a B.A. from Baylor University.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview

In May 2008, the Company disclosed issues related to our debt structure that placed the very future of the Company in doubt. The Company’s efforts to address the challenges that we faced led to extensive changes in the composition of our executive management and a reduction in staff, especially in our New York office. As a result, the overriding factor in the Company’s compensation decisions in the latter half of 2008 was to smoothly transition the management team and to retain certain key executives and employees whom management and/or the Board of Directors identified as being crucial to the Company’s turn-around strategy, transition plans and on-going operations.

With respect to employees who were not executive officers, we instituted a retention program on June 27, 2008, comprised of option grants and minimum severance agreements with respect to twelve employees of NexCen Brands and eleven employees NFM, who were deemed important to the core operations of the Company (the “2008 Retention Program”). Under the 2008 Retention Program, the Company granted stock options pursuant to our 2006 Equity Incentive Plan (the “2006 Plan”) with more favorable vesting and exercise provisions than the Company typically provides. The stock option grants provided for vesting equally over four quarters assuming continued employment as opposed to over our typical three year vesting period. The stock option grants also provided for accelerated vesting of the stock option grant upon a termination of employment without Cause or a Change in Control (as those terms are defined in the 2006 Plan). In addition, the stock option grants once vested remain exercisable for one year after termination of employment as opposed to our typical 90 day period. The minimum severance agreements provided that employees would be eligible to receive severance if they were terminated without Cause (as defined in the severance agreement) and if they provided customary releases to the Company.

Although the 2008 Retention Program was effective in retaining the targeted employees at NFM, it proved ineffective in retaining employees at NexCen Brands. After five employees terminated their employment with the Company despite being part of the 2008 Retention Program, the Company agreed to provide periodic cash bonuses to certain employees at NexCen Brands, including certain executive officers, upon the closing of key transactions and/or continued employment through specified dates in 2009.

With respect to executive officers who are current officers of the Company, we entered into new employment agreements or amended existing employment agreements in light of their respective additional responsibilities, the changed circumstances of the Company,  and as a means to ensure key executive retention. Each new employment agreement or amendment was negotiated directly with the executive officers either by the Board of Directors or by the Company’s Chief Executive Officer, and in all cases were ultimately reviewed and approved by the Compensation Committee. Each new employment agreement or amendment generally provided for increasing each executives officer’s base salary, providing new equity-based awards, ensuring cash bonuses (in the form of retention cash bonuses or event specific cash bonuses), and increasing severance payments upon certain specified events. As discussed below under the caption “Elements of Compensation,” the mix of compensation components was necessary to attract and retain these key executive officers given the decline in our stock price and the doubt as to the Company’s ability to continue as a going concern. Additional details regarding each named executive officer’s employment agreements and amendments thereto, if applicable, are provided below under the caption “Employment Agreements.”

On November 12, 2008, in light of the dwindling number of shares available for future issuance under the 2006 Plan, the Company instituted a stock option cancellation program for vested or unvested stock options issued under the 2006 Plan for certain eligible directors and employees (the “Stock Option Cancellation Program”). The Stock Option Cancellation Program was a voluntary, non-incentivized program. The Company provided no remuneration or consideration of any kind for the cancellation of stock options. In addition, to ensure that the program was in no way coercive or perceived to be coercive, we limited the program to directors and executives at the level of vice president or above. As of December 31, 2008, the Company recaptured 856,666 options through this program.

The Company’s ultimate goal is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with stockholder interest. However, we believe that our business and strategies must stabilize and mature before we can fully understand the critical elements to our financial and operational success for which we can set appropriate metrics for short and long-term compensation. In that regard, on April 29, 2009, the  Board of Directors formally terminated the 2006 Management Bonus Plan, which was established before the recent changes in our business and management team. No bonuses were paid under such plan since its inception.

Process for Determining Compensation

General. Our Compensation Committee plays an integral role in shaping the Company’s overall compensation objectives, policies and practices. The Compensation Committee is responsible for, among other things, reviewing and recommending approval of the compensation of our executive officers; administering our equity incentive and stock option plans; reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity incentive and stock option plans; evaluating our chief executive officer's performance in light of corporate objectives; and setting our chief executive officer's compensation based on the achievement of corporate objectives.

Employment Agreements

Each executive officer named in the Summary Compensation Table in this proxy statement is or was employed by the Company pursuant to a written agreement of employment, which was approved by the Compensation Committee. Each employment agreement separately reflects the terms that the Compensation Committee believed were appropriate and/or necessary to retain the services of the particular executive officer, within the framework of the Company’s compensation policies. All employment agreements entered into by the Company provide the Company with protection in the form of restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants, for the benefit of the Company. The Compensation Committee has considered the advisability of using employment agreements and determined that under certain circumstances it is in the best interests of the Company insofar as it permits the Company to achieve its desired goals of retaining executive talent and obtaining post employment covenants from executive officers. Some of the terms of these employment agreements were modified in connection with changed circumstances of employment or in connection with a termination of employment. See the section captioned “Employment Agreements” below for additional information regarding each executive’s employment agreement and, where applicable, separation agreement.

Process for Approving Equity Grants. The Compensation Committee administers the 2006 Plan, which is our long-term incentive plan that was approved by our stockholders in October 2006. The Compensation Committee is required to approve all grants of all awards under that plan, and has not delegated any grant authority. Under the terms of the 2006 Plan, stock options are required to be priced at the closing price of the Company’s common stock on the date of grant. Our long-term incentive plan does not permit the re-pricing of options. Previously, we did not have a policy that addressed the specific issue of whether equity grants may be approved prior to the release of material information. In February 25, 2008, the Compensation Committee established a policy to grant options on a quarterly basis on the third trading day after the Company publicly announces its quarterly financial results following each of the first three fiscal quarters of each year and after annual financial results following the fourth fiscal quarter of each year. Because the Company has been delayed in the filing of its periodic reports with the SEC, we suspended the policy of granting options on a quarterly basis and instead have granted the options on the date they are approved by the Compensation Committee or as soon thereafter as permitted under applicable law, regulatory rules or Company policies.

Share Ownership Guidelines. We do not currently have any requirements for any of our executive officers or other employees to own specified amounts of NexCen common stock.

Compensation Deduction Limit. Section 162(m) of the Internal Revenue Code generally limits the compensation that a corporation can deduct for payments to a chief executive officer and the four other most highly compensated executive officers to $1 million per officer per year. However, compensation that is “performance-based,” as defined by Section 162(m), is exempt from this limitation on deductibility. In general, compensation attributable to the exercise of stock options granted with an exercise price at or above the market price of the underlying stock at the time of the grant qualifies as performance-based compensation. In 2008, we did not pay our chief executive officer or our four other most highly compensated executive officers compensation in excess of $1 million (excluding compensation with respect to options that if exercised at a gain would qualify, we believe, as performance-based compensation). In addition, the Compensation Committee takes into account Section 409A of the Internal Revenue Code in determining the form and timing of compensation paid to our executive officers.

Elements of Compensation

For 2008, the principal components of compensation for our named executive officers consisted of:

•	Base salary;

•	Equity-based awards;

•	Cash bonuses;

•	Perquisites and other personal benefits; and

•	Other compensation.

These principal elements have been chosen to create a flexible package that can reward both our short and long-term performance, while providing the executive with a competitive compensation package. In previous years, we relied more heavily on our equity-based awards to attract and retain executive officers and employees. In light of the decline in our stock price and the doubt as to the Company’s ability to continue as a going concern, we increased base salaries and instituted periodic cash bonuses in 2008 to retain certain key executives and employees of the Company, whom management and/or the Board of Directors identified as being crucial to the Company’s turn-around strategy, transition plans and on-going operations. We anticipate that as the Company continues to stabilize, periodic cash bonuses for executive officers generally will not be a significant part of each person’s overall annual compensation.

Base salary. We provide named executive officers and other employees with a base salary to compensate them for basic services rendered during the fiscal year.  Initial base salaries for our named executive officers were determined for each executive at the time of hire based on negotiations between the new executive, on the one hand, and the Company, on the other. The Compensation Committee reviews salary levels at least annually, as well as upon a promotion or other changes in job responsibility. Merit based increases to salaries, if any, will be based on the Compensation Committee’s review and overall assessment of an individual’s performance.

Equity-based awards. We provide equity-based compensation to promote our long-term growth and profitability. We believe equity-based awards provide directors, executive officers, and employees with incentives to maximize stockholder value and otherwise contribute to our long-term success. Such awards also allow us to attract, retain and reward executives and employees, although, as discussed above, equity-based awards were not as effective a retention tool as in previous years.

Awards of stock options and restricted stock are made under our 2006 Plan, which was approved by our stockholders in October 2006. The Compensation Committee administers the 2006 Plan and has not delegated any grant authority. Shares of restricted stock are issued subject to a vesting schedule and cannot be sold until and to the extent the shares have vested. Stock options are issued at an exercise price of no less than fair market value on the date of grant and are subject to vesting requirements, which may include time-based vesting, performance-based vesting, or both. Historically, we have not issued any options subject to performance-based vesting.

Cash bonuses. We provide cash bonus compensation to motivate, reward and retain key executives. During 2008, we provided interim cash bonuses tied to continued employment and/or the completion of key transactions such as the refinancing of our credit facility, the sale of our Bill Blass and Waverly businesses.

Perquisites and other personal benefits. We provide certain executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable to better enable us to attract and retain superior employees for key positions. Perquisites are generally granted as part of our executive recruitment and retention efforts. During 2008, our named executive officers received a limited amount of perquisites and other personal benefits that we paid on their behalf. These perquisites and other personal benefits included, among other things:

•	Payments of life, health and/or disability insurance premiums; and/or

•	Car expenses.

Other Compensation.  In addition to the compensation discussed above, we also provide our named executive officers with customary employee benefits, available to all employees, including health, disability and life insurance. In general, these benefits are substantially the same as those available to all of our employees.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and its discussions with management, the Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2008 and the Company’s 2009 Proxy Statement. This Report is provided by the following independent directors, who comprise the Compensation Committee:

Edward J. Mathias (Chairman)
James Brady

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal year ended December 31, 2008.

The Company has no defined benefit plans or actuarial plans, and no non-qualified deferred compensation plans in which obligations to named executive officers remain outstanding. The Company also did not award any stock awards in 2008.

Name and Principal Position (1)	Year	Salary ($) (2)	Bonus ($) (3)	Stock Awards ($)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)		Total ($)

Kenneth J. Hall	2008	$369,102	$375,000	-	$86,648	-	-	$17,766		$848,516
Chief Executive Officer

Mark E. Stanko	2008	$132,218	-	-	$2,710	-	-	-		$135,088
Chief Financial Officer

Sue J. Nam General Counsel	2008	$265,937	$238,000	-	$22,515	-	-	$3,954		$530,406

Robert W. D’Loren	2008	$454,827	-	-	-	-	-	$18,143	(6)	$427,950
Former Chief Executive Officer	2007	$750,000	-	-	-	-	-	$35,167	(7)	$785,167
	2006	$427,083			$701,406			$40,162	(8)	$1,168,651

David B. Meister	2008	$51,563	-	-	$277,245	-	-	$1,033		$329,841
Former Chief Financial Officer	2007	$225,000	-	-	-	-	-	$4,863		$229,863
	2006	$69,375			$40,671			-		$110,046

James Haran	2008	$227,404	-	-	-	-	-	$7,175		$234,579
Former Executive Vice President	2007	$375,000	-	-	-	-	-	$15,150		$390,150
	2006	$338,542			$145,117			-		$483,659

Charles Zona	2008	$125,000	$100,000	-	$433,066	-	-	-		$658,066
Former Executive Vice President	2007	$300,000	-	-	-	-	-	-		$300,000
	2006	$18,182			$10,994					$29,176

(1)
Mr. Hall has been the Company’s Chief Executive Officer since August 15, 2008. Mr. Hall joined the Company as the Executive Vice President, Chief Financial Officer and Treasurer on March 25, 2008. Mr. Stanko has been the Company’s Chief Financial Officer and Treasurer since November 12, 2008. He joined the Company on April 30, 2008 as the Chief Financial Officer of NFM. Ms. Nam has been the Company’s General Counsel since she joined the Company on September 26, 2007 and was appointed Secretary on December 6, 2008. Mr. D’Loren was the Chief Executive Officer of the Company from June 6, 2006 to August 15, 2008. Mr. Meister was the Senior Vice President, Chief Financial Officer and Treasurer from September 12, 2006 to March 21, 2008. Mr. Haran was the Executive Vice President, M&A and Operations from June 6, 2006 until August 14, 2008. Mr. Zona was the Executive Vice President, Licensing and Brands from December 11, 2006 until May 30, 2008.

(2)
The amount for the year ended December 31, 2008 for Mr. Hall is based on an initial base salary of $400,000, prorated from March 25, 2008 (the date his employment commenced) to May 31, 2008, and his current base salary of $500,000, prorated from June 1, 2008 through December 31, 2008. The amount for the year ended December 31, 2008 for Mr. Stanko is based on an initial base salary of $185,000, prorated from April 30, 2008 (the date his employment commenced) to October 15, 2008, and his current base salary of $225,000, prorated from October 16, 2008 to December 31, 2008. The amount included for the year ended December 31, 2008 for Ms. Nam is based on a base salary of $250,000, prorated from January 1, 2008 through September 30, 2008, and her current base salary of $300,000, prorated from October 1, 2008 to December 31, 2008. The amounts included for the year ended December 31, 2008 for Messrs. D’Loren, Meister, Haran and Zona is based on a base salary of $750,000, $225,000, $375,000 and $300,000, respectively, prorated to their separation dates of August 15, 2008,  March 21, 2008, August 14, 2008 and May 30, 2008, respectively. See the section captioned “Employment Agreements” below for more in-depth information regarding each executive’s employment agreement and, where applicable, separation agreement. The amounts included for the year ended December 31, 2006 for Messrs. D’Loren, Meister, Haran and Zona is based on a base salary of $750,000, $225,000, $375,000 and $300,000, respectively, prorated from their employment start dates of June 6, 2006, September 12, 2006, June 6, 2006 and December 11, 2006, respectively. Mr. Meister’s amount for 2006 does not include $29,000 which was paid to Mr. Meister for services as a consultant with the Company from July 2006 until September 2006. The amount for Mr. Haran for 2006 includes a deferred bonus of $125,000 from UCC Capital that the Company assumed upon the acquisition.

(3)
For the year ended December 31, 2008, Mr. Hall received a total of $375,000 in quarterly cash bonuses in accordance with the amendment to his employment agreement. Ms. Nam received $25,000 on March 31, 2008 pursuant to her original employment agreement, an additional $5,000 on March 31, 2008 as a discretionary interim bonus, and $208,000 in retention bonuses in the latter half of 2008 pursuant to the amendments to her employment agreement. Mr. Zona received $100,000  on March 31, 2008 as a discretionary interim bonus. See the section captioned “Employment Agreements” below for more in-depth information regarding payment of bonuses pursuant to each executive’s respective employment agreements and payment of discretionary interim bonuses.  For the years ended December 31, 2007 and December 31, 2006, respectively, Messrs. D’Loren, Meister, Haran and Zona did not receive any bonuses.

(4)
The amounts in the Option Awards column represents expenses for stock options in each respective year as prescribed by FAS 123R. For the year ended December 31, 2008, Mr. Hall received a grant of 250,000 stock options on June 24, 2008 in connection with his initial hire under the same terms as those stock options granted under the 2008 Retention Program. He also received 250,000 additional stock options on August 26, 2008 in connection with his promotion to the position of Chief Executive Officer. Mr. Stanko received a grant of 20,000 stock options on June 24, 2008 in connection with the 2008 Retention Program and 30,000 stock options on November 12, 2008 in connection with his promotion to the position of Chief Financial Officer and Treasurer. Ms. Nam received a grant of 25,000 stock options on March 19, 2008 in connection with a discretionary interim bonus and 100,000 stock options on June 24, 2008 in connection with the first amendment to her employment agreement under the same terms as those stock options granted under the 2008 Retention Program. On November 12, 2008, Ms. Nam voluntarily agreed to cancel, pursuant to the Stock Option Cancellation Program, 100,000 stock options that were granted to her on September 24, 2007 in accordance with her employment agreement and in connection with her hire. Mr. Meister was not granted any options in 2008.  However, pursuant to a separation agreement between the Company and Mr. Meister, the Company agreed to accelerate the vesting of the 200,000 options that he received on September 12, 2006 and extend the post-employment exercise period for those options until December 31, 2009. Mr. Zona received a grant of 25,000 options on March 19, 2008. Pursuant to a separation agreement between the Company and Mr. Zona, Mr. Zona agreed to voluntarily surrender 166,666 of his unvested options granted on December 11, 2006, and the Company agreed to accelerate the vesting of 25,000 options granted to Mr. Zona on March 19, 2008 and to extend the post-employment exercise period on the 25,000 options and his vested 83,334 options until December 31, 2009. For the year ended December 31, 2007, Messrs. D’Loren, Meister, Haran and Zona did not receive any stock option awards. For the year ended December 31, 2006, Messrs. D’Loren, Meister, Haran and Zona received option awards pursuant to the terms of their employment agreements. See “Grants of Plan-Based Awards Table,” “Outstanding Equity Awards at Fiscal Year-End Table,” and accompanying notes for additional information.

(5)
For the year ended December 31, 2008, Mr. Hall received a total of $17,766 comprised of the Company’s payment pursuant to his employment agreement of $3,267 for the employee portion of premiums for life and health insurance and $14,499 for car expenses; Ms. Nam received a total of $3,954 comprised of the Company’s payment pursuant to her employment agreement of the employee portion of premiums for life and health insurance; Mr. Haran received a total of $7,175 comprised of the Company’s payment pursuant to his employment agreement of car expenses; and Mr. Meister received a total of $1,033 comprised of the Company’s payment pursuant to his employment agreement of the employee portion of premiums for life and health insurance. For the year ended December 31, 2007 for “All Other Compensation,” Mr. Meister received a total of $4,863 comprised of the Company’s payment of the employee portion of premiums for health insurance, and Mr. Haran received a total of $15,150 comprised of the Company’s payment of car expenses. See notes 6, 7 and 8 below for discussion regarding payments to and from Mr. D’Loren in 2008, 2007 and 2006, respectively.

(6)
For the year ended December 31, 2008, Mr. D’Loren received a total of $18,143, comprised of the Company’s payment of $7,001 for the employee portion of premiums for life and health insurance, $10,764 for car expenses and $378 for club dues. The amount of “All Other Compensation” for 2008 takes into account reimbursements by Mr. D’Loren in 2008, pursuant to the Separation Agreement by and between the Company and Mr. D’Loren dated August 15, 2008 (the “D’Loren Separation Agreement”). In reviewing our executives’ compensation and expense reimbursements for 2007 and 2008, we became aware that certain expenses that the Company had agreed to pay pursuant to Mr. D’Loren’s employment agreement, such as health and life insurance premiums, in fact were not paid by the Company, whereas other expenses that arguably were not authorized under Mr. D’Loren’s employment agreement or by the Compensation Committee had been paid or reimbursed by the Company. After netting these expenses, the Company came to believe that the classification of $65,069 of expenses that we paid in 2008 and $65,923 of expenses that we paid in 2007 as business expenses or authorized perquisites was questionable. Mr. D’Loren did not agree with the Company’s conclusion. Nonetheless, pursuant to the D’Loren Separation Agreement, he reimbursed the Company $130,992, which represented the entire amount of the disputed expenses for 2008 and 2007.

(7)
For the year ended December 31, 2007, Mr. D’Loren received a total of $35,167 comprised of the Company’s payment of $13,383 for the employee portion of premiums for life and health insurance, $16,027 for car expenses, and $5,757 for club dues. The amount of “All Other Compensation” for 2007 takes into account reimbursements by Mr. D’Loren in 2008, pursuant to the D’Loren Separation Agreement.

(8)
For the year ended December 31, 2006, Mr. D’Loren received a total of $40,162 in all other compensation which included insurance premiums for life and long term disability of $28,830, car expenses of $9,842 and club dues of $1,490. This amount was not affected by the D’Loren Separation Agreement.

Grants of Plan-Based Awards Table

During fiscal year ended December 31, 2008, we granted the following stock options to our named executive officers. We did not grant any restricted stock awards. Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. All of our stock options were granted with an exercise price equal to the fair market value of our common stock on the date of grant. Under our 2006 Plan, fair market value is defined as the closing sale price of our common stock on the date of grant

Name	Grant Date	Number of Securities Underlying Options Granted (#)	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Fair Value of Option Awards

Kenneth J. Hall	06/24/08	250,000	$0.41	06/24/18	$32,534
	08/26/08	250,000	$0.41	08/26/18	$54,114

Mark E. Stanko	06/24/08	20,000	$0.41	06/24/18	$2,603
	11/12/08	30,000	$0.12	11/12/18	$107

Sue J. Nam	03/19/08	25,000	$2.83	03/19/18	$9,501
	06/24/08	100,000	$0.41	06/24/18	$13,014

Robert W. D’Loren	-	-	-	-	-

David Meister	-	-	-	-	-

James Haran	-	-	-	-	-

Charles Zona (1)	03/19/08	25,000	$0.17	12/31/09	$4,250

(1)
Pursuant to a separation agreement between the Company and Mr. Zona, Mr. Zona agreed to voluntarily surrender 166,666 of his unvested options granted on December 11, 2006 and the Company agreed to accelerate the vesting of 25,000 options granted to Mr. Zona on March 19, 2008 and to extend the post-employment exercise period on the 25,000 options until December 31, 2009. We have provided this additional information in tabular form above by the addition of an “Expiration Date” column, even though not required by SEC rules. For additional information with respect to Mr. Zona’s employment agreement and separation agreement, see “Employment Agreements - Charles A. Zona.”

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information with respect to outstanding equity-based awards at December 31, 2008 for our named executive officers. The Company has not issued any stock awards to named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Kenneth J. Hall(1)	125,000	125,000	-	$0.41	06/24/18	-	-	-	-
	125,000	125,000		$0.41	08/26/18

Mark E. Stanko(2)	10,000	10,000	-	$0.41	06/24/18	-	-	-	-
	-	30,000		$0.12	11/12/18

Sue J. Nam(3)	-	25,000		$2.83	03/19/18	-	-	-	-
	50,000	50,000		$0.41	06/24/18

Robert W. D’Loren(4)	-	-	-	-	-	-	-	-	-

David B. Meister(5)	200,000	-	-	$6.08	12/31/2009	-	-	-	-

James Haran(6)	-	-	-	-	-

Charles Zona(7)	88,334	-	-	$6.96	12/31/2009	-	-	-	-
	25,000			$0.17	12/31/2009

(1)
On June 24, 2008, Mr. Hall was granted 250,000 stock options, encompassing the initial grant of options that was supposed to have been awarded in accordance with his employment agreement and in connection with his hire but were not issued because of delays in the filing of our periodic financial statements. Mr Hall was granted the initial 250,000 stock options on terms consistent with those options granted under the 2008 Retention Program. Accordingly, the June 24, 2008 grant provided for the stock options to vest in equal amounts over four quarters after the date of grant on September 24, 2008, December 24, 2008, March 24, 2009 and June 24, 2009 and for accelerated vesting upon certain events. On August 26, 2008, in accordance with an amendment to Mr. Hall’s employment agreement in connection with his promotion to the position of Chief Executive Officer, Mr. Hall was granted an additional 250,000 stock options. The August 26, 2008 grant provides for 125,000 of the options to vest immediately upon the grant date and 125,000 of the options to vest on February 1, 2009 with accelerated vesting upon certain events. For additional information with respect to Mr. Hall’s employment agreement and amendments thereto, see “Employment Agreements – Kenneth J. Hall.”

(2)
On June 24, 2008, as part of the 2008 Retention Program, Mr. Stanko was granted 20,000 stock options, encompassing the initial grant of options that were supposed to have been awarded in connection with his hire but were not issued because of delays in the filing of our periodic financial statements. The June 24, 2008 grant provides for the options to vest in equal amounts over four quarters after the date of grant on September 24, 2008, December 24, 2008, March 24, 2009 and June 24, 2009 and for accelerated vesting upon certain events. On November 12, 2008, in accordance with his employment agreement, Mr. Stanko was granted an additional 30,000 stock options. The November 12, 2008 grant provides for the stock options to vest in equal amounts on the three anniversaries of grant and for accelerated vesting upon certain events. For additional information with respect to Mr. Stanko’s employment agreement and amendments thereto, see “Employment Agreements – Mark E. Stanko.”

(3)
On September 24, 2007, in accordance with her employment agreement and in connection with her hire, Ms. Nam was granted 100,000 stock options. The options were to vest in equal amounts on the three anniversaries of grant. On November 12, 2008, Ms. Nam voluntarily agreed to cancel the 100,000 stock options pursuant to the Stock Option Cancellation Program. On March 19, 2008, Ms. Nam was granted 25,000 stock options that vest in equal amounts on the three anniversaries of grant. On June 24, 2008, in accordance with the first amendment to Ms Nam’s employment agreement, she was granted 100,000 stock options on terms consistent with those options granted under the 2008 Retention Program. Accordingly, the June 24, 2008 grant provided for the stock options to vest in equal amounts over four quarters after the date of grant on September 24, 2008, December 24, 2008, March 24, 2009 and June 24, 2009 and for accelerated vesting upon certain events. For additional information with respect to Ms. Nam’s employment agreement and amendments thereto, see “Employment Agreements – Sue J. Nam.”

(4)
On June 6, 2006, in accordance with his employment agreement and in connection with his hire, Mr. D’Loren was granted a warrant to purchase 125,000 shares and 2,686,976 stock options. Both the warrant and stock options were to vest in equal amounts on the three anniversaries of grant. Accordingly, 83,334 shares underlying the warrant and 1,641,317 shares underlying the options vested on June 6, 2008. (Mr. D’Loren partially exercised his options and purchased 150,000 shares in 2007.) Mr. D’Loren resigned from the Company on August 15, 2008. Pursuant to his employment, separation and warrant/option grant agreements, respectively, all of Mr. D’Loren’s unexercisable warrants and options, totaling 937,325 shares, expired upon his resignation. Mr. D’Loren did not exercise any of his exercisable warrants or options, totaling 1,724,651 shares, within the 90 day post-employment exercise period provided in the warrant and option grant agreements. Thus, all of the securities underlying Mr. D’Loren’s exercisable and unexercisable warrants and options listed above expired in 2008. For additional information with respect to Mr. D’Loren’s employment agreement and separation agreement, see “Employment Agreements – Robert W. D’Loren.”

(5)
On September 12, 2006, in accordance with his employment agreement and in connection with his hire, Mr. Meister was granted 200,000 stock options that were to vest in equal amounts on the three anniversaries of grant. Accordingly, 66,667 stock options vested on September 12, 2007. On March 21, 2008, Mr. Meister’s employment was terminated without “Cause,” and all unvested options immediately vested and became fully exercisable pursuant to his employment agreement. Pursuant to a separation agreement, the Company agreed to extend the post-employment exercise period on Mr. Meister’s 200,000 options until December 31, 2009. For additional information with respect to Mr. Meister’s employment agreement and separation agreement, see “Employment Agreements - David B. Meister.”

(6)
On June 6, 2006, in accordance with his employment agreement and in connection with his hire, Mr. Haran was granted 581,788 stock options that were to vest in equal amounts on the three anniversaries of grant. Accordingly, 193,930 stock options vested on June 6, 2007. Mr. Haran resigned from the Company on August 14, 2008. Pursuant to his employment, separation and option grant agreements, respectively, all of Mr. Haran’s unexercisable options, totaling 387,858 shares, expired upon his resignation. Mr. Haran did not exercise any of his exercisable options, totaling 193,930 shares, within the 90 day post-employment exercise period provided in the option grant agreement. Thus, all of the securities underlying Mr. Haran’s exercisable and unexercisable options listed above expired in 2008. For additional information with respect to Mr. Haran’s employment agreement and separation agreement, see “Employment Agreements – James Haran.”

(7)
On December 11, 2006, in accordance with his employment agreement and in connection with his hire, Mr. Zona was granted 250,000 stock options that were to vest in equal amounts on the three anniversaries of grant. Accordingly, 83,334 stock options vested on December 11, 2007. Mr. Zona’s employment was terminated on May 30, 2008. Under his employment agreement, Mr. Zona was entitled to accelerated vesting of all unvested options of the December 2006 grant. However, pursuant to a separation agreement, Mr. Zona agreed to voluntarily surrender 166,666 of his unvested options from the December 2006 grant. The Company agreed to extend the post-employment exercise period on Mr. Zona’s vested 83,334 options through December 31, 2009, accelerate the vesting of 25,000 options granted to Mr. Zona on March 19, 2008, and extend the post-employment exercise period on the 25,000 options until December 31, 2009. For additional information with respect to Mr. Zona’s employment agreement and separation agreement, see “Employment Agreements - Charles A. Zona.”

Option Exercises and Stock Vested in 2008

None of our named executive officer exercised their respective option awards during the year ended December 31, 2008.  In addition, none of our named executive officers were ever awarded restricted stock thus had none that vested during the year ended December 31, 2008.

Employment Agreements

The form of the employment agreements for all of our executive officers holding positions at NexCen Brands are similar in structure as an initial matter, although particular agreements have been amended due to subsequent changes in circumstances. The initial term of each of the employment agreements is three years with the agreement automatically renewing for successive one-year periods, unless either party provides at least 90 days’ advance written notice of a decision not to renew. The agreements each provide for competitive base salaries, discretionary bonus opportunities calculated as a percentage of the “Bonus Pool,” as defined in the employment agreements, and customary benefit packages. The agreements each provide for a grant of options to purchase shares of the Company’s common stock, subject to the approval of the Company’s Compensation Committee, under the terms of the Company’s 2006 Plan and a customary grant agreement. The options have a 10-year term and an exercise price equal to the fair market value of the Company’s common stock on the grant date. The options typically vest and become exercisable in equal installments on each of the first three anniversaries of the grant date. Upon termination of employment, each of the agreements provide the Company with protection in the form of restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants, for the benefit of NexCen. Each agreement also provides payments and other benefits, such as the immediate vesting of all unvested options and continued health care coverage, to the executive if the executive's employment were to terminate under certain circumstances, namely by the Company without “Cause,” by the executive for “Good Reason,” by the Company not renewing the agreement, or in the event of a “Change of Control,” as these terms are defined in the employment agreements.

“Bonus Pool” is defined in each employment agreement as, with respect to any fiscal year, an amount equal to 5% of the annual net income of the Company for such fiscal year, as reported by the Company in its audited annual financial statements or any other amount authorized as the “Bonus Pool” by the Board or Compensation Committee under the 2006 Management Bonus Plan (which was plan was formally terminated by the Board on May 12, 2009) or any other management bonus plan adopted by the Company.

“Cause” is defined in each employment agreement as the occurrence of one or more of the following: (i) indictment of a felony involving moral turpitude, misappropriation of Company property, embezzlement of Company funds, violation of the securities laws or dishonesty, (ii) persistent and repeated refusal to comply with material directives that are not inconsistent with the executive’s fiduciary obligations, (iii) reporting to work under the influence of alcohol or illegal drugs, or the use of illegal drugs (whether or not at the workplace), or (iv) any willful breach of certain terms of the employment agreement.

“Good Reason” is defined in each employment agreement as the occurrence, without the executive’s written consent, of one or more of the following events: (i) the Company reduces the amount of executive’s base salary, (ii) the Company requires that the executive  relocate his principal place of employment to a site that is more than 50 miles from the Company’s offices in New York City or Norcross, Georgia, as applicable, or the Company changes the location of our headquarters without the consent of the executive to a location that is more than 50 miles from such location, (iii) the Company materially reduces the executive’s responsibilities or removes the executive from his position other than pursuant to a termination of his employment for Cause or upon the executive’s death or disability, (iv) the failure or unreasonable delay of the Company to provide to the executive any of the payments or benefits due under the employment agreement, or (v) the Company otherwise materially breaches the terms of the employment agreement.

A “Change of Control” is defined in each employment agreement by reference to our 1999 Equity Incentive Plan or 2006 Plan, which is defined to include a change in majority of our Board of Directors, consummation of certain mergers, the sale of all or substantially all of our assets or the acquisition of at least 80% of the undiluted total voting power of our then-outstanding securities. In addition, if within twelve months following a change of control, our named executive officers are terminated without “Cause” or they terminate their employment for “Good Reason,” then all unvested stock options, shares of restricted stock and other equity awards shall vest immediately, and remain exercisable for the lesser of 180 days after termination or the remaining term of the applicable grant.

Employment Agreements for Named Executive Officers Who Are Currently Officers of the Company

Kenneth J. Hall

On March 25, 2008, Mr. Hall joined the Company as Executive Vice President, Chief Financial Officer and Treasurer. In connection with his hire, we entered into an employment agreement, which was subsequently amended when he became our Chief Executive Officer on August 15, 2008.

Original Employment Agreement

Pursuant to the original terms of his employment agreement, Mr. Hall received an initial annual base salary of $400,000, subject to periodic review and upward adjustment; participation in customary employee benefit programs; the Company’s payment of, or reimbursement for, certain insurance premiums; and a monthly automobile allowance comparable to other senior executive officers (but in no event less than $1,250 per month). (Mr. Halls’ base salary was increased to $500,000 effective June 1, 2008 under the amendment to his employment agreement discussed below.) For each calendar year during the term of the employment agreement, Mr. Hall was and is eligible to receive an annual performance-based bonus calculated as a percentage of the “Bonus Pool,” based on achieving annual performance goals recommended by the Chief Executive Officer and subject to review and confirmation by the Compensation Committee or Board of Directors. No such annual bonus was paid to Mr. Hall in 2008.

Pursuant to the original terms of his employment agreement, Mr. Hall also was to be granted a total of 250,000 stock options, subject to the approval of the Company’s Compensation Committee, under the terms of the Company’s 2006 Plan and a customary grant agreement. The options were to vest and become exercisable in equal installments on each of the first three anniversaries of the grant date, which under the Company’s policy was to be the third trading day after the Company publicly announces financial results for the three month period ending March 31, 2008. Although the Compensation Committee approved the grant of options, the Company was delayed in filing its periodic financial reports. Mr. Hall’s 250,000 options ultimately were granted on June 24, 2008 with the same terms as the stock options granted on that date under the broader 2008 Retention Program, namely vesting over four quarters instead of three years and an exercise period of twelve months after termination of employment.

Under the original terms of his employment agreement, if (i) we terminated Mr. Hall’s employment without “Cause,” (ii) Mr. Hall terminated his employment for “Good Reason,” (iii) or we did not renew the agreement, he would have been entitled to receive a severance package consisting of:

•	any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus;
•
an amount equal to his base salary (at the rate then in effect) for the greater of the remainder of the initial three year term or eighteen months, payable over a six-month period or such shorter period as is required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder;

•
continued participation in NexCen’s group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for an eighteen month period following termination, subject to termination of this arrangement if a successor employer provides him with health insurance coverage; and

•	accelerated vesting of all unvested options issued under the employment agreement with the vested options remaining exercisable for twelve months.

Under the original terms of his employment agreement, if Mr. Hall’s employment had been terminated without Cause or if he had resigned for Good Reason within a year of a Change of Control, he would have been entitled to receive the same severance as described above. However, the amount of severance would have been increased to equal $100 less than two times the sum of (i) Mr. Hall’s base salary (at the rate in effect on the date of termination) and (ii) the annual bonus paid to Mr. Hall in the year prior to such Change of Control. However, if the severance payment owed to Mr. Hall would have constituted an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), then his severance would have been reduced to the largest amount that would not have resulted in receipt by Mr. Hall of an “excess parachute payment.”  The severance provisions under the original employment agreement were amended as discussed below.

During the term of employment and for two years thereafter, or one year if Mr. Hall’s employment is terminated without Cause or if he resigns for Good Reason, Mr. Hall agreed not to compete with the Company. In addition, for two years following the term of employment, Mr. Hall agreed not to (i) solicit, induce or attempt to induce any customer, supplier, licensee or other business relation to cease doing business with the Company, (ii) solicit, induce or attempt to induce any person who is, or was during the then-most recent one year period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries to terminate such employee’s employment with the Company, or hire any such person unless such person’s employment was terminated by the Company, or (iii) in any way interfere with the relationship between any customer, supplier, licensee, employee or business relation of the Company or any of its subsidiaries.

Amendment

On August 15, 2008, we entered into an amendment to Mr. Hall’s employment agreement in connection with his promotion to the position of Chief Executive Officer. Under that amendment, Mr. Hall’s base salary was increased to $500,000 (retroactive to June 1, 2008). The amendment also provided that, commencing with the calendar quarter ending on June 30, 2008, Mr. Hall would be entitled to payment of  a minimum quarterly bonus equal to 25% of Mr. Hall’s base salary in effect on the last day of the calendar quarter to which such minimum bonus relates (or, if applicable, on the date of any termination of Mr. Hall’s employment during the quarter).  As a result, Mr. Hall will be entitled to an annual minimum bonus equal to 100% of this base salary.

Mr. Hall also was awarded an additional stock option grant of 250,000 options, 125,000 of which vested upon the date of grant and the remaining 125,000 vesting on February 1, 2009 contingent upon Mr. Hall’s continued employment with the Company on such date.

The provisions regarding severance were amended so that if (i) we terminate Mr. Hall’s employment without “Cause,” (ii) Mr. Hall terminates his employment for “Good Reason,” (iii) or we do not renew the agreement, he is entitled to a severance payment under the following new formula, with all other severance benefits remaining the same:

•
an amount equal to the greater of (x) his base salary (at the rate then in effect) for the remainder of the initial three year term or (y) two times the sum of (1) his base salary (at the rate then in effect) and (2) a bonus calculated as 100% of Mr. Hall’s base salary at the rate then in effect, but in any event not to exceed $1,400,000 in the event that Mr. Hall’s employment is terminated on or before January 31, 2009, with any such payment to be paid over a six-month period or such shorter period as is required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder;

The provisions regarding severance in the event of a Change of Control were amended to calculate severance as $100 less than two times the sum of Mr. Hall’s base salary at the rate then in effect plus a bonus calculated as 100% of that base salary.

Finally, the amendment requires that Mr. Hall travel to the Company’s Norcross, Georgia office not less than once a month, so long as such travel does not interfere with his performance of his obligations and responsibilities as the Company’s Chief Executive Officer.
Other than these changes, the terms of Mr. Hall’s original employment agreement remain in effect.

Mark E. Stanko

On November 12, 2008, Mr. Stanko became the Company’s Chief Financial Officer and Treasurer, while retaining his duties as Chief Financial Officer of NFM. In connection with this promotion, we entered into an employment agreement on November 12, 2008 whereby Mr. Stanko receives an annual base salary of $225,000 effective as of October 16, 2008, subject to periodic review and upward adjustment, and participation in customary employee benefit programs. For each calendar year during the term of the employment agreement, Mr. Stanko also is eligible to receive an annual performance-based bonus calculated as a percentage of the “Bonus Pool,” based on achieving annual performance goals recommended by the Chief Executive Officer and subject to review and confirmation by the Compensation Committee or Board of Directors. No such annual bonus was paid to Mr. Stanko in 2008.

Pursuant to his employment agreement, on November 12, 2008, Mr. Stanko was granted options to purchase a total of 30,000 shares of the Company’s common stock under the terms of the Company’s 2006 Plan and a customary grant agreement. The options are to vest and become exercisable in equal installments on each of the first three anniversaries of the grant date.

If (i) we terminate Mr. Stanko’s employment without “Cause,” (ii) Mr. Stanko terminates his employment for “Good Reason,” or (iii) we do not renew the agreement, he will be entitled to receive a severance package consisting of:

•	any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus;
•
an amount equal to his base salary (at the rate then in effect) for twelve months, payable over a six-month period or such shorter period as is required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder;

•
continued participation in NexCen’s group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for twelve months following termination, subject to termination of this arrangement if a successor employer provides him with health insurance coverage; and

•	accelerated vesting of all unvested options issued under the employment agreement with the vested options remaining exercisable for 90 days pursuant to the 2006 Plan.

If Mr. Stanko’s employment is terminated without Cause or if he resigns for Good Reason within a year of a Change of Control, he will be entitled to receive the same severance as described above, however, the amount of severance would be increased to equal $100 less than one times the sum of (i) Mr. Stanko’s base salary (at the rate in effect on the date of termination) and (ii) the annual bonus paid to Mr. Stanko in the year prior to such Change of Control. However, if the severance payment owed to Mr. Stanko would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), then his severance will be reduced to the largest amount that will not result in receipt by Mr. Stanko of an “excess parachute payment.”

During the term of employment and for one year thereafter, or six months if Mr. Stanko’s employment is terminated without Cause or if he resigns for Good Reason, Mr. Stanko agreed not to compete with the Company. In addition, for one year following the term of employment, Mr. Stanko agreed not to (i) solicit, induce or attempt to induce any customer, supplier, licensee or other business relation to cease doing business with the Company, (ii) solicit, induce or attempt to induce any person who is, or was during the then-most recent one year period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries to terminate such employee’s employment with the Company, or hire any such person unless such person’s employment was terminated by the Company, or (iii) in any way interfere with the relationship between any customer, supplier, licensee, employee or business relation of the Company or any of its subsidiaries.

Sue J. Nam

On September 24, 2007, Ms. Nam joined the Company as General Counsel. In connection with her hire, we entered into an employment agreement on August 29, 2007, which was subsequently amended as of July 15, 2008 and September 26, 2008.

Original Employment Agreement

Pursuant to the original terms of her employment agreement, Ms. Nam received an initial annual base salary of $215,000, subject to periodic review and upward adjustment; participation in customary employee benefit programs; and the Company’s payment of, or reimbursement for, certain insurance premiums (her base salary was increased to $250,000 effective January 1, 2008, and later increased to $300,000 effective October 1, 2008 under the second amendment to her employment agreement discussed below). For each calendar year during the term of the employment agreement, Ms. Nam was and is eligible to receive an annual performance-based bonus calculated as a percentage of the “Bonus Pool,” based on achieving annual performance goals recommended by the Chief Executive Officer and subject to review and confirmation by the Compensation Committee or Board of Directors. No such annual bonus was paid to Ms. Nam in 2008, but Ms. Nam did receive an interim discretionary bonus of $5,000 (paid on March 31, 2008) and an award of 25,000 options (granted on March 19, 2008). In addition, she was paid $25,000 on March 31, 2008 pursuant to her original employment agreement, which provided for such one-time payment.

Pursuant to the  original terms of her employment agreement, on September 24, 2008, Ms. Nam also was granted options to purchase a total of 100,000 shares of the Company’s common stock under the terms of the Company’s 2006 Plan and a customary grant agreement. The options were to vest and become exercisable in equal installments on each of the first three anniversaries of the grant date. On November 12, 2008, Ms. Nam voluntarily agreed to cancel the 100,000 options pursuant to the Stock Option Cancellation Program.

Under the original terms of her employment agreement, if (i) we terminated Ms. Nam employment without “Cause,” (ii) Ms. Nam terminated her employment for “Good Reason,” or (iii) we did not renew the agreement, she would have been entitled to receive a severance package consisting of:

•	any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus;
•
an amount equal to her base salary (at the rate then in effect) for six months, payable over a six-month period or such shorter period as is required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder;

•
continued participation in NexCen’s group medical plan on the same basis as she previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for six months following termination, subject to termination of this arrangement if a successor employer provides her with health insurance coverage; and

•	accelerated vesting of all unvested options issued under the employment agreement with the vested options remaining exercisable for 90 days pursuant to the 2006 Plan.

Under the original terms of her employment agreement, if Ms. Nam’s employment had been terminated without Cause or if she had resigned for Good Reason within a year of a Change of Control, she would have been entitled to receive the same severance as described above, however, the amount of severance would have been increased to equal $100 less than one times the sum of (i) Ms. Nam’s base salary (at the rate in effect on the date of termination) and (ii) the annual bonus paid to Ms. Nam in the year prior to such Change of Control. However, if the severance payment owed to Ms. Nam would have constituted an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), then her severance would have been reduced to the largest amount that would not have resulted in receipt by Ms. Nam of an “excess parachute payment.” In addition, vested options would remain exercisable for 180 days rather than 90 days.  The severance provisions under the original employment agreement were amended as discussed below.

During the term of employment and for one year thereafter, or six months if Ms. Nam’s employment is terminated without Cause or if she resigns for Good Reason, Ms. Nam agreed not to compete with the Company. In addition, for one year following the term of employment, Ms. Nam agreed not to (i) solicit, induce or attempt to induce any customer, supplier, licensee or other business relation to cease doing business with the Company, (ii) solicit, induce or attempt to induce any person who is, or was during the then-most recent one year period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries to terminate such employee’s employment with the Company, or hire any such person unless such person’s employment was terminated by the Company, or (iii) in any way interfere with the relationship between any customer, supplier, licensee, employee or business relation of the Company or any of its subsidiaries.

First Amendment

On July 15, 2008, we entered into an amendment to Ms. Nam’s employment agreement in connection with the Company’s efforts to retain key employees. The amendment provided for the payment of retention cash bonuses of $29,000 to be paid on each of August 15, 2008, November 15, 2008, February 14, 2009 and May 15, 2009, subject to Ms. Nam’s continued employment through those dates.

Ms. Nam also was awarded an additional stock option grant of 100,000 options under the amendment with the same terms as the stock options granted under the broader 2008 Retention Program, namely vesting over four quarters instead of three years, accelerated vesting upon termination of employment without “Cause” and an exercise period of twelve months after termination of employment.

The provisions regarding severance were amended so that if (i) we terminate Ms. Nam’s employment without “Cause” or (ii) Ms. Nam terminates her employment for “Good Reason,” she is entitled to a severance payment calculated pursuant to a new formula based on twelve months (rather than six months) of her base salary, twelve months (rather than six months) of continued healthcare coverage, and a prorated retention cash bonus (based on the number of days worked during such period), with all other severance benefits remaining the same. If (i) we do not renew her agreement or (ii) we terminate Ms. Nam’s employment without “Cause” or Ms. Nam terminates her employment for “Good Reason” during any renewal term, she would be entitled to a severance payment calculated pursuant to the formula in her  original employment agreement based on six months of her base salary and six months of continued healthcare coverage.

The provisions regarding severance in the event of a Change of Control also were amended to calculate severance as $100 less than one times the sum of Ms. Nam’s base salary at the rate then in effect plus any annual bonus or retention bonus paid in the twelve month period prior to the Change of Control.  In addition, Ms. Nam would be entitled to a prorated retention cash bonus (based on the number of days worked during such period), if applicable.

Second Amendment

Ms. Nam’s employment agreement was further amended as of September 26, 2008 in connection with the Company’s additional efforts to retain certain employees of NexCen Brands after the initial bonus program proved ineffective at the parent level. The second amendment provided for a base salary increase to $300,000 per year effective on October 1, 2008 and additional cash bonuses as follows:
•	$50,000 upon the successful closing of the restructuring of the Company’s credit facility, with such bonus payable on or about October 15, 2008;
•	$50,000 upon the successful closing of the sale of the Bill Blass business;
•	$50,000 upon the successful closing of the sale of the Waverly business; and
•	$50,000 upon continued employment through March 31, 2009.

These additional bonuses are not included in any calculation of severance in the event of a Change of Control.

Other than the changes described above, the terms of Ms. Nam’s original employment agreement remain in effect.

Employment Agreements for Named Executive Officers Who Are No Longer Officers of the Company

Robert W. D’Loren

Simultaneous with the acquisition of UCC Capital, on June 6, 2006, we entered into an employment agreement with Mr. D’Loren, and he joined the Company as the Chief Executive Officer and a director. Pursuant to a Separation Agreement by and between the Company and Mr. D’Loren dated August 15, 2008, Mr. D’Loren resigned from the Company as of the date of the agreement.

Pursuant to the terms of Mr. D’Loren’s employment agreement, Mr. D’Loren received an initial annual base salary of $750,000 (which was not adjusted) and certain perquisites and benefits. For each calendar year during the term of the employment agreement, Mr. D’Loren was entitled to receive an annual incentive bonus equal to 50% of amounts awarded under the 2006 Management Bonus Plan to be payable 50% percent in cash and 50% in restricted shares of NexCen’s common stock that would vest in three equal installments over three years following the date of their issuance, unless otherwise agreed. No bonuses were paid to Mr. D’Loren or any executive under the 2006 Management Bonus Plan since its inception, and the Board of Directors formally terminated the plan on May 12, 2009.

On June 6, 2006, as specified in Mr. D’Loren’s employment agreement, we granted Mr. D’Loren options to purchase an aggregate of 2,686,976 shares of our common stock under the terms of the Company’s 1999 Equity Incentive Plan and issued to Mr. D’Loren a ten-year warrant to purchase 125,000 shares of our common stock, at an exercise price of $4.10 per share. The terms of the warrant were identical to those of the option grant he received on June 6, 2006. See “Outstanding Equity Awards at Fiscal Year-End” table for details of Mr. D’Loren’s stock options and warrants.

The initial term of Mr. D’Loren’s employment agreement was three years. Under the employment agreement, if (i) we terminated Mr. D’Loren’s employment without “Cause,” (ii) Mr. D’Loren terminated his employment for “Good Reason,” or (iii) we did not renew the agreement, he would have been entitled to receive a severance package consisting of:

•	any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus;
•
an amount equal to his base salary (at the rate then in effect) for the greater of the remainder of the initial three-year term or two years, payable over a six-month period or such shorter period as is required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder;

•
continued participation in NexCen’s group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a two-year period following termination, subject to termination of this arrangement if a successor employer provides him with health insurance coverage; and

•	accelerated vesting of all unvested options and restricted shares issued on June 6, 2006 pursuant to the 1999 Equity Incentive Plan.

Pursuant to the separation agreement, Mr. D’Loren agreed to voluntarily resign. The Company agreed to pay Mr. D’Loren all earned but unpaid base salary and vacation pay. (Starting on May 29, 2008, Mr. D’Loren had agreed to defer payment of his base salary to provide the Company with additional liquidity.) The Company did not provide any cash severance payments or any other severance benefit other than continued health insurance coverage. The Company agreed to allow Mr. D’Loren to continue to participate in NexCen’s group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) until August 15, 2009, subject to termination of this arrangement if a successor employer provides him with health insurance coverage. Mr. D’Loren agreed to abide by certain continuing obligations of his employment agreement, including non-solicitation, non-competition, confidentiality, non-interference and non-disparagement provisions, as amended.

In the separation agreement, the Company and Mr. D’Loren also reached a settlement with respect to certain expense discrepancies. In reviewing our executives’ compensation and expense reimbursements for 2007 and 2008, we came to realize that the Company had not paid certain expenses that we had agreed to pay pursuant to Mr. D’Loren’s employment agreement, such as health and life insurance premiums, but had paid other expenses that arguably were not authorized under Mr. D’Loren’s employment agreement or by the Compensation Committee. After netting these expenses, the Company came to believe that the classification of $130,992 of expenses that we paid in 2007 and 2008 as business expenses or authorized perquisites was questionable. Although Mr. D’Loren did not agree with the Company’s assessment, he agreed to reimburse the Company all disputed expenses in the context of a separation agreement.

Consistent with the employment, separation and warrant/option grant agreements, Mr. D’Loren’s unvested options and warrants (937,327 as of August 15, 2008) were forfeited on the separation date, and all vested options and warrants (1,724,649 as of August 15, 2008) remained exercisable for 90 days following the separation date. Mr. D’Loren did not exercise his vested options and warrants within this post-employment exercise period, and they expired and were forfeited at the end of such period.

David B. Meister

On September 12, 2006, we entered into an employment agreement with Mr. Meister, and Mr. Meister joined the Company as Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Meister’s employment was terminated by the Company on March 21, 2008.

Pursuant to the terms of Mr. Meister’s employment agreement, Mr. Meister received an initial annual base salary of $225,000 (which was not adjusted), participation in customary employee benefit programs, and the Company’s payment of, or reimbursement for, certain insurance premiums. For each calendar year during the term of the employment agreement, Mr. Meister was eligible to receive an annual performance-based bonus calculated as a percentage of the “Bonus Pool,” based on achieving annual performance goals recommended by the Chief Executive Officer and subject to review and confirmation by the Compensation Committee or Board of Directors. No such annual bonus was ever paid to Mr. Meister.

On September 12, 2006, as contemplated by the employment agreement, Mr. Meister was granted options to purchase an aggregate of 200,000 shares of the Company’s common stock under the terms of the Company’s 1999 Equity Incentive Plan. See “Outstanding Equity Awards at Fiscal Year-End” table for details of Mr. Meister’s stock options.

The initial term of Mr. Meister’s employment agreement was three years. Under the employment agreement, if (i) we terminated Mr. Meister’s employment without “Cause” or (ii) Mr. Meister terminated his employment for “Good Reason,” he would have been entitled to receive a severance package consisting of:

•	any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus;
•
an amount equal to his base salary (at the rate then in effect) for a period of twelve months, payable over a six-month period or such shorter period as is required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder;

•
continued participation in NexCen’s group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a one-year period following termination, subject to termination of this arrangement if a successor employer provides him with health insurance coverage; and

•	accelerated vesting of all unvested options issued on September 12, 2006 pursuant to the 1999 Equity Incentive Plan.

Under the Separation and Release Agreement by and between the Company and Mr. Meister dated April 28, 2008, the Company acknowledged that Mr. Meister’s termination was without “Cause.” Consistent with the terms of Mr. Meister’s employment agreement, the Company (i) agreed to pay Mr. Meister all earned but unpaid base salary and accrued but unused vacation time (ii) agreed to pay Mr. Meister severance in an amount equal to his base salary for a period of twelve months payable over a six-month period, and (iii) agreed to allow Mr. Meister to continue to participate in the Company’s group medical plan on the same basis as he previously participated until March 21, 2009, subject to termination of this arrangement if a successor employer provides him with health insurance coverage. Consistent with the employment and option grant agreements, all unvested options from his September 12, 2006 grant immediately vested as of the date of termination and became fully exercisable. In the separation agreement, the Company provided the additional benefit of an extension of the post-employment exercise period for Mr. Meister’s 200,000 options until December 31, 2009. Mr. Meister provided a general release in favor of the Company and agreed to abide by certain continuing obligations of his employment agreement, including the non-solicitation, non-competition, confidentiality, non-interference and non-disparagement provisions.

James Haran

Simultaneous with the acquisition of UCC Capital in June 2006, we entered into an employment agreement with Mr. Haran. Pursuant to a Separation and General Release Agreement by and between the Company and Mr. Haran dated August 14, 2008, Mr. Haran resigned from the Company as of the date of the agreement.

Pursuant to the terms of Mr. Haran’s employment agreement, Mr. Haran received an initial annual base salary of $375,000 (which was not adjusted) and participation in customary employee benefit programs. For each calendar year during the term of the employment agreement, Mr. Haran was eligible to receive an annual performance-based bonus calculated as a percentage of the “Bonus Pool,” based on achieving annual performance goals recommended by the Chief Executive Officer and subject to review and confirmation by the Compensation Committee or Board of Directors. No such annual bonus was ever paid to Mr. Haran.

On June 6, 2006, as specified in Mr. Haran’s employment agreement, we granted Mr. Haran options to purchase an aggregate of 581,788 shares of our common stock under the terms of the Company’s 1999 Equity Incentive Plan. See “Outstanding Equity Awards at Fiscal Year-End” table for details of Mr. Haran’s stock options.

The initial term of Mr. Haran’s employment agreement was three years. Under the employment agreement, if (i) we terminated Mr. Haran’s employment without “Cause” or (ii) Mr. Haran terminates his employment for “Good Reason,” he would have been entitled to receive a severance package consisting of:

•	any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus;
•
an amount equal to his base salary (at the rate then in effect) for a period of eighteen months, payable over a six-month period or such shorter period as is required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder;

•
continued participation in NexCen’s group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a one-year period following termination, subject to termination of this arrangement if a successor employer provides him with health insurance coverage; and

•	accelerated vesting of all unvested options issued on June 6, 2006 pursuant to the 1999 Equity Incentive Plan.

Pursuant to the separation agreement, Mr. Haran agreed to voluntarily resign. The Company agreed to pay Mr. Haran all earned but unpaid base salary and vacation pay. (Starting on May 29, 2008, Mr. Haran had agreed to defer payment of a portion of his base salary to provide the Company with additional liquidity.) The Company also agreed to pay Mr. Haran severance in an amount equal to his base salary for a nine-month period to be paid over a period of nine months in accordance with the Company’s normal payroll practices, and agreed to allow him to continue to participate in NexCen’s group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) until August 31, 2009, subject to termination of this arrangement if a successor employer provides him with health insurance coverage. Mr. Haran provided a general release in favor of the Company and agreed to abide by certain continuing obligations of his employment agreement, including the non-solicitation, non-competition, confidentiality, non-interference and non-disparagement provisions, as amended.

Consistent with the employment, severance and option grant agreement, Mr. Haran’s unvested options (193,929 as of August 14, 2008) were forfeited as of the separation date, and all vested options (387,859 as of August 14, 2008) remained exercisable for 90 days following the separation date. Mr. Haran did not exercise his vested options within this post-employment exercise period.

Charles A. Zona

On December 11, 2006, we entered into an employment agreement with Mr. Zona, and Mr. Zona joined the Company on that date as Executive Vice President, Brand Management and Licensing. Mr. Zona’s employment with the Company was terminated on May 30, 2008.

Pursuant to the terms of the employment agreement, Mr. Zona received an initial annual base salary of $300,000 (which was not adjusted) and participation in customary employee benefit programs. For each calendar year during the term of the employment agreement, Mr. Zona was eligible to receive an annual performance-based bonus calculated as a percentage of the “Bonus Pool,” based on achieving annual performance goals recommended by the Chief Executive Officer and subject to review and confirmation by the Compensation Committee or Board of Directors. No such annual bonus was ever paid to Mr. Zona, but Mr. Zona did receive an interim discretionary bonus of $100,000 (paid on March 31, 2008) and an award of 25,000 options (granted on March 19, 2008).

On December 11, 2006, as contemplated by the employment agreement, Mr. Zona was granted options to purchase a total of 250,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2006 Plan. See “Outstanding Equity Awards at Fiscal Year-End” table for details of Mr. Zona’s stock options.

The initial term of Mr. Zona’s employment agreement was three years. Under the employment agreement, if (i) we terminated Mr. Zona’s employment without “Cause” or (ii) Mr. Zona terminated his employment for “Good Reason,” he would have been entitled to receive a severance package consisting of:

•	any earned but unpaid base salary through the date of employment termination and any declared but unpaid annual bonus;
•
an amount equal to his base salary (at the rate then in effect) for a period of six months, payable over a six-month period or such shorter period as is required to comply with Section 409A of the Internal Revenue Code and applicable regulations adopted thereunder;

•
continued participation in NexCen’s group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a one-year period following termination, subject to termination of this arrangement if a successor employer provides him with health insurance coverage; and

•	accelerated vesting of all unvested options issued on December 11, 2006 pursuant to the 2006 Plan.

Under the Separation and Release Agreement by and between the Company and Mr. Zona dated June 26, 2008, the Company acknowledged that Mr. Zona’s termination was without “Cause.” Consistent with the terms of Mr. Zona’s employment agreement, the Company (i) agreed to pay Mr. Zona all earned but unpaid base salary and accrued but unused vacation time, (ii) agreed to pay Mr. Zona severance in an amount equal to his base salary for a period of six months payable over a six-month period, and (iii) agreed to allow Mr. Zona to continue to participate in the Company’s group medical plan on the same basis as he previously participated until May 30, 2009, subject to termination of this arrangement if a successor employer provides him with health insurance coverage. Although Mr. Zona was entitled to accelerated vesting of all unvested options under his employment agreement, he agreed to voluntarily surrender 166,666 of his unvested options granted on December 11, 2006. The Company agreed to extend the post-employment exercise period on Mr. Zona’s vested 83,334 options through December 31, 2009, accelerate the vesting of 25,000 options granted to Mr. Zona on March 19, 2008, and extend the post-employment exercise period on the 25,000 options until December 31, 2009. Mr. Zona provided a general release in favor of the Company and agreed to abide by certain continuing obligations of his employment agreement, including the non-solicitation, non-competition, confidentiality, non-interference and non-disparagement provisions, as amended.

Actual Payments to Named Executive Officers Upon Separation

The following table provides a summary of the actual amounts of payments and benefits provided to the named executive officers who are no longer officers under their respective separation agreements in 2008.

Name	Cash Severance Payment ($)	Continuation of Medical/Welfare Benefits (Present Value) ($)(1)	Value of Accelerated Vesting of Equity Awards ($)(2)	Accrued but Unused Paid Time off ($)	Total Termination Benefits ($)
Robert W. D’Loren	$0	$14,722	$0	$0	$14,722

David B. Meister	$225,000	$15,330	$256,994	$26,827	$524,151

James Haran	$281,250	$14,722	$0	$0	$295,972

Charles Zona	$150,000	$9,466	$372,165	$29,000	$560,631

(1)	Calculated at insurance premium rates in effect at December 31, 2008 for the period of time of the benefit.

(2)
This amount represents the unamortized portion of the expense related to the accelerated vesting of stock options granted to those named executive officers whose employment was terminated without Cause, as of the date of termination, the event that triggered acceleration.

Potential Post-Employment Payments to Named Executive Officers Who Are Current Officers

The employment agreements with each of our named executive officers who are current officers provide for certain payments and other benefits if the executive’s employment is terminated under circumstances specified in his or her employment agreement, including a “Change of Control” of the Company. The following table provides information with respect to potential post-employment payments for named executive officers, who are current officers of the Company in the event of:

•	Voluntary termination;
•	Involuntary termination without “Cause” or termination by the executive for “Good Reason;”
•	Termination without “Cause” or termination by the executive for “Good Reason” within twelve months of a “Change of Control;” or
•	Separation due to disability or death.

We have provided additional information concerning these termination events following the table. The amounts of potential payments in the following tables are hypothetical and calculated based on the rules of the SEC and as if the named executive officers’ respective employment terminated as of December 31, 2008. The value of what was actually paid by the Company in 2008 upon the respective separations of certain of our named executive officers is provided above.

Name	Payment/Benefits Upon Termination ($)	Voluntary Termination/ With Cause ($)	Involuntary Termination Without Cause/Termination With Good Reason ($)	Separation Due to Change of Control ($)	Separation Due to Death/Disability ($)

Kenneth J. Hall	Accrued but unused vacation time	$1,923	$1,923	$1,923	$1,923

	Declared but unpaid annual bonus	$0	$0	$0	n/a

	Severance payment	n/a	$1,400,000	$1,999,900	n/a

	Continued healthcare coverage (1)	n/a	$31,195	$31,195	n/a

	Value of Accelerated Vesting of Equity Awards(2)	n/a	$35,852	$35,852	n/a

	Total:	$1,923	$1,468,970	$2,068,870	$1,923

Mark E. Stanko	Accrued but unused vacation time	$6,599	$6,599	$6,599	$6,599

	Declared but unpaid annual bonus	$0	$0	$0	n/a

	Severance payment	n/a	$225,000	$224,900	n/a

	Continued healthcare coverage (1)	n/a	$20,297	$20,297	n/a

	Value of Accelerated Vesting of Equity Awards(2)	n/a	$4,690	$4,690	n/a

	Total:	$6,599	$256,586	$256,486	$6,599

Sue J. Nam	Accrued but unused vacation time	$5,192	$5,192	$5,192	$5,192

	Declared but unpaid annual bonus	$0	$0	$0	n/a

	Severance payment	n/a	$300,000	$357,900	n/a

	Continued healthcare coverage(1)	n/a	$11,780	$11,780	n/a

	Value of Accelerated Vesting of Equity Awards(2)	n/a	$38,735	$38,735	n/a

	Total:	$5,192	$355,707	$413,607	$5,192

(1)	Calculated at the present value of insurance premiums to be paid over the benefit period:

Kenneth J. Hall - 1.5 years
Mark E. Stanko - 1 year
Sue J. Nam - 1 year

(2)	This amount represents the unamortized portion of the expense related to each respective named executive officer’s acceleration of stock option awards as of December 31, 2008.

Voluntary Termination by the Executive, Termination by the Company for “Cause,” or Termination Due to Death or Disability

Under each of the named executive officer’s respective employment agreement, the executive will be entitled to receive his or her base salary through the termination date and any other accrued benefits, but will not be entitled to receive any severance benefits or any other benefits after the termination date.

Involuntary Termination without “Cause” or Termination by the Executive for “Good Reason”

Under Mr. Hall’s employment agreement, the cash severance payment upon termination is capped at $1,400,000 for terminations occurring on or before January 31, 2009. After January 31, 2009, severance is calculated as an amount equal to the greater of (x) his base salary (at the rate then in effect) for the remainder of the initial three year term or (y) two times the sum of (1) his base salary (at the rate then in effect) and (2) a bonus calculated as 100% of Mr. Hall’s base salary at the rate then in effect. The employment agreements of Mr. Stanko and Ms. Nam respectively provide that their cash severance amount is calculated as an amount equal their respective annual base salary at the rate then in effect.

Involuntary Termination without “Cause” or Termination by the Executive for “Good Reason” in Connection with a “Change of Control”

Under Mr. Hall’s employment agreement, Mr. Hall’s severance payment in connection with a “Change of Control” would equal to $100 less than two times the sum of his base salary at the rate then in effect plus a bonus calculated as 100% of his base salary at the rate then in effect. Under Mr. Stanko’s employment agreement, Mr. Stanko’s separation amount would equal $100 less than one times his base salary at the rate then in effect and any annual bonus received in the prior year. Under Ms. Nam’s employment agreement, Ms. Nam’s separation amount would equal $100 less than one times her base salary at the rate then in effect and any annual bonus received in the prior year and certain of the retention bonuses received in the prior year. For each of our named executive officers, in the event that the foregoing calculation, together with all other cash and non-cash amounts that the executive has the right to receive from us, would result in the severance payment being treated as an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the payment is reduced automatically to the largest amount that will not result in the payment being treated as an “excess parachute payment.” Because this formula is intended to avoid the lump sum being treated as a parachute payment subject to an excise tax under the tax code, we do not provide for any “gross-up” payments to cover federal excise taxes in the event that the severance payments are treated as a parachute payment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information with respect to beneficial ownership of our common stock as of September 30, 2009, as to:

•	each of our directors, nominees and executive officers individually; and

•	all our directors, nominees and executive officers as a group.

To our knowledge, no person or entity, other than Mr. D’Loren, is the beneficial owner of more than 5% of our common stock. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete.

For the purposes of calculating percentage ownership, 56,951,730 shares were issued and outstanding as of September 30, 2009. For any individual, who beneficially owned shares of restricted stock that vested or shares represented by options that were or became exercisable within 60 days of September 30, 2009, those shares were treated as if outstanding for that person, but not for any other person. The address of each of the individuals and entities named below is: c/o NexCen Brands, Inc., 1330 Avenue of the Americas, 34th Floor, New York, New York 10019.

Current directors, nominees and named executive officers for 2008:
	Beneficial Ownership of Shares
Name	Number	Percent

David S. Oros (1)	2,385,879	3.56%
James T. Brady (2)	127,500	*
Paul Caine	-	-
Edward J. Mathias (3)	175,700	*
George P. Stamas (4)	171,868	*
Kenneth J. Hall (5)	530,000	*
Mark E. Stanko (6)	20,000	*
Sue J. Nam (7)	108,334	*
Robert W. D’Loren (8)	3,692,103	6.48%
David Meister (9)	200,000	*
James Haran (10)	517,499	*
Charles A. Zona (11)	118,334	*

All current directors, nominees and named executive officers for 2008 as a group (12 Persons)		11.13%

*	Less than 1%.

(1)
Consists of (i) 1,261,000 shares of common stock owned directly by Mr. Oros, (ii) 764,279 shares of common stock owned by Mr. Oros and his wife, (iii) exercisable warrants to purchase 155,000 shares of common stock, (iv) exercisable options to purchase 55,600 shares of common stock and (v) 150,000 shares of exercisable restricted stock.

(2)	Consists of (i) 2,500 shares of common stock owned directly by Mr. Brady and (ii) exercisable options to purchase 125,000 shares of common stock.
(3)
Consists of (i) 14,000 shares of common stock owned directly by Mr. Mathias, (ii) exercisable options to purchase 125,000 shares of common stock, (iii) 29,000 shares of common stock held indirectly in a retirement account and (iv) 7,700 shares of common stock held as custodian for Ellen Mathias.

(4)	Consists of (1) 11,268 shares of common stock owned directly by Mr. Stamas and (ii) exercisable options to purchase 160,600 shares of common stock.
(5)	Consists of (i) 30,000 shares of common stock owned directly by Mr. Hall and (ii) exercisable options to purchase 500,000 shares of common stock.
(6)	Consists of exercisable options to purchase 20,000 shares of common stock.
(7)	Consists of exercisable options to purchase 108,334 shares of common stock.
(8)
Consists of (i) 1,041,384 shares of common stock owned directly by Mr. D’Loren, (ii) 1,775,193 shares of common stock owned by D’Loren Realty LLC, which is solely owned and managed by Mr. D’Loren and (iii) 875,526 shares of common stock owned by D’Loren 2008 Retained Annuity Trust. The shares of common stock held by Mr. D’Loren exclude 537,308 shares held by the Robert D’Loren Family Trust Dated March 29, 2002 (the “Family Trust”), the beneficiaries of which are two minor children of Mr. D’Loren. The Family Trust is irrevocable, the trustee is not a member of Mr. D’Loren’s immediate family, and the trustee has independent authority to vote and dispose of the shares held by the Family Trust. As a result, Mr. D’Loren disclaims any beneficial ownership of the shares held by the Family Trust.

(9)	Consists of exercisable options to purchase 200,000 shares of common stock, which remain exercisable through December 31, 2009.
(10)	Consists of 517,499 shares of common stock owned directly by Mr. Haran.
(11)	Consists of (i) 10,000 shares of common stock owned directly by Mr. Zona and (ii) exercisable options to purchase 108,334 shares of common stock, which remain exercisable through December 31, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock (including options and warrants to acquire common stock). Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports of ownership received by us and certifications from our executive officers and directors, we believe that during fiscal year 2008 all filing requirements applicable to our executive officers, directors and such greater than ten percent stockholders were complied with on a timely basis other than the following: a late report on Form 4 by Ms. Nam filed on April 29, 2008, reporting the acquisition of 25,000 options to acquire the Company’s common stock, and a late report on Form 4 Filed by Mr. Zona filed on April 29, 2008, reporting the acquisition of 25,000 options to acquire the Company’s common stock.

SUBMISSION OF STOCKHOLDER PROPOSALS

Bylaw Provisions – Under NexCen’s bylaws stockholders may propose business to be brought before an annual meeting. In order for a stockholder to submit a proposal for consideration at NexCen’s annual meeting, the stockholder must fulfill the requirements set forth in our bylaws and notify the Corporate Secretary not less than 45 or more than 90 days prior to the first anniversary of the proxy statement for this year’s Annual Meeting. For each stockholder proposal, the stockholder must provide: (i) a brief description of the business desired to be brought before the meeting; (ii) the reasons for bringing such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) the class and number of shares of NexCen which are beneficially owned and of record for such stockholder and such beneficial owner, if applicable. Proposals should be addressed to Corporate Secretary, NexCen Brands, Inc., 1330 Avenue of the Americas, 34th Floor, New York, New York 10019.

Inclusion in Next Year’s Proxy Statement – A stockholder who desires to present a proposal for inclusion in next year’s proxy statement must deliver the proposal to our principal executive offices so that materials are received by the Corporate Secretary, no later than June 25, 2010. Submissions should be address to Corporate Secretary, NexCen Brands, Inc. 1330 Avenue of the Americas, 34th Floor, New York, New York 10019, and should comply with all applicable SEC rules.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC called “householding” Householding means that stockholders who share the same last name and address will receive only one copy of the Notice and, as applicable, a printed copy of our annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. This procedure reduces our printing costs and postage fees and conserves natural resources. Each stockholder who participates in householding will continue to have access to and use separate voting instructions.

If any stockholder in your household wishes to receive a separate Notice, and if applicable, annual report and proxy statement, we will provide additional copies to you promptly upon request. If you are a stockholder of record, please contact Corporate Secretary, NexCen Brands, Inc., 1330 Avenue of the Americas, 34th Floor, New York, New York 10019, or at telephone number 212-277-1100. Eligible stockholders of record receiving multiple Notices, annual reports and proxy statements can request householding by contacting us in the same manner.

If you are a beneficial owner, you may request additional Notices, annual reports and proxy statements or you may request householding by contacting your broker, bank or nominee.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on December 1, 2009. Our Annual Report on Form 10-K for 2008, the 2009 Proxy Statement and other proxy materials are available at www.proxyvote.com.

As permitted by rules recently adopted by the Securities and Exchange Commission, we are making our proxy material available to our stockholders electronically via the Internet. We have mailed many of our stockholders a Notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your voting instructions over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for 2008 is available without exhibits on www.nexcenbrands.com and with exhibits at the website maintained by the Securities and Exchange Commission (www.sec.gov). The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K for 2008, at your request. Please direct all inquiries to Corporate Secretary, NexCen Brands, Inc., 1330 Avenue of the Americas, 34th Floor, New York, New York 10019.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other of NexCen’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this proxy statement entitled, “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be so incorporated (to the extent permitted under the rules of the SEC), unless specifically provided otherwise in such filing, and shall not be deemed “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matters should properly come before the meeting, your proxy will vote and act with respect thereto in a manner that he or she believes is in the interests of NexCen and its shareholders.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders at the Annual Meeting.